As filed with the Securities and Exchange Commission on February 8, 2000 Registration No. 333-_____________

                     SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                               FORM SB-2
                           REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                        CHRONICLE COMMUNICATIONS, INC.
            (Exact name of registrant as specified in its charter)
FLORIDA                                   2711                58-2235301
(State or other jurisdiction of     (Primary Standard    (I.R.S. Employer
incorporation or organization)        Industrial         Identification No.)
                                     Classification
                                      Code Number)




3910 Riga Boulevard, Tampa, Florida          33619             (813) 630-
2762 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Mr. John V. Whitman, Jr., President
3910 Riga Boulevard
Tampa, Florida 33619
Telephone: (813) 630-2762 Facsimile: (813) 630-0259 (Address, including zip code, and telephone number, including area code, of registrant's agent for service)

COPIES OF COMMUNICATIONS TO:
Jackson L. Morris, Esq.
3116 West North A Street
Tampa, Florida 33609
Telephone:  (813) 874-8854  Facsimile: (813) 873-9628

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of each                           Proposed      Proposed
class of securities  Amount to be       Maximum        Maximum    Amount of
to be registered     registered   offering price per  aggregate
registration
                                         share                       fee

Common Stock,
no par value        53,481,524            $.21     $11,231,120.00
$2,965.02
                   ---------------------------------------------------------
-
 Total:             53,481,524            $.21     $11,231,120.00
$2,965.02

*Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933 (the "Securities
Act").   This estimate is based upon the average of the bid and asked quotations for the Common Stock on the OTC Bulletin Board on the day prior to filing this Registration Statement, $.28 and $.30, respectively.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

CROSS REFERENCE SHEET
This table sets forth the location in the prospectus of the information required to be included in the prospectus in response to the items in Form SB-2.


Item of Form SB-2                           Location in Prospectus
------------------                          -----------------------
Item 1.   Front of registration statement   Outside front cover of
prospectus
  and outside front cover of prospectus.

Item 2.   Inside front and outside back     Inside front cover and outside
  cover pages of prospectus.                  back cover of prospectus and
                                              Additional Information.

Item 3.   Summary information               Risk Factors.
  and risk factors.

Item 4.   Use of proceeds.                  Use of Proceeds

Item 5.   Determination of offering price.  Distribution of Shares

Item 6.   Dilution.                         Not applicable.

Item 7.   Selling security holders.         Selling Stockholders.

Item 8.   Plan of distribution.             Distribution of Shares.

Item 9.   Legal proceedings.                The Business-Legal Proceedings.

Item 10.  Directors, executive officers,    The Company, Management,
  promoters and control persons             Principal Stockholders.

Item 11.  Security ownership of certain     Principal Stockholders.
  beneficial owners and management.

Item 12.  Description of securities.        Description of Securities.

Item 13.  Interest of named experts and     Interest of Counsel, Experts.
  counsel.

Item 14.  Disclosure of Commission          Management.
  position on indemnification for
  Securities Act liabilities.

Item 15.  Organization within last          The Company.
  five years.

Item 16.  Description of business.          The Business.

Item 17.  Management's discussion and       Management's Discussion and
  analysis or plan of operation.             Analysis of Results of
                                             Operations and Financial
                                             Condition For Years
                                             Ended September 30,
                                             1999 And 1998

Item 18.  Description of property.          The Business-Description of
                                             Property

Item 19.  Certain relationships and         Certain Transactions with
  related transactions.                     Management and Others.

Item 20.  Market for common equity          Market Price of and Dividends
  and related stockholder matters.           on Common Stock and Related
                                             Stockholder Matters.

Item 21.  Executive compensation.           Management-Management
                                             Compensation.

Item 22.  Financial statements.             Financial Statements.

Item 23.  Changes In and Disagreements      Not applicable
  With Accountants on Accounting and
  Financial Disclosure.

SUBJECT TO COMPLETION. PRELIMINARY PROSPECTUS DATED FEBRUARY 8, 2000. Chronicle Communications, Inc.
13,481,524 SHARES OF COMMON STOCK OFFERED BY SELLING STOCKHOLDERS
40,000,000 SHARES OF COMMON STOCK OFFERED BY THE COMPANY
13,481,524 shares of Common Stock of Chronicle Communications, Inc. (the "Company") offered hereby are being offered and sold by selling stockholders ("Selling Stockholders") for their own account in open market or block transactions. See, "Selling Stockholders". The Company will not receive any proceeds from the Offering made by the Selling Stockholders. Selling Stockholders may sell Shares to or through broker-dealers and the broker-dealers' compensation may be in the form of discounts, concessions or commissions from the Selling Stockholders and commissions from or mark ups charged to purchasers. The Selling Stockholders and BROKER-DEALERS EFFECTING SALES ON BEHALF OF selling Stockholders may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, as amended, (the "Securities Act"), in which event any discounts, concessions or commissions they receive, or any profit on resales of the Shares by them, may be deemed to be underwriting commissions or discounts under the Securities Act. The Company believes none of the Selling Stockholders have underwriting or selling arrangements for their Shares. See "Distribution of Shares".

40,000,000 shares of Common Stock of the Company offered hereby are being offered and sold by the Company. The Shares offered by the Company will be offered by the Company's officers who will not be paid any compensation therefore. The Shares offered by the Company are expected to be sold in negotiated transactions to investors and to securities broker-dealers, none of which will purchase more than five percent of the Common Stock offered hereby by the Company, and used to pay liabilities at values negotiated with creditors and to pay for services rendered by third parties and for acquisitions of other businesses. In all cases, the price at which the Company will sell the Shares is expected to be related to the then current bid and asked quotations for the Common Stock on the OTC Bulletin Board. There is no assurance the Company will be able to sell any of the Shares which it is offering. See, "Distribution of Shares".

The Common Stock offered by both the Selling Stockholders and by the Company is referred to herein as "Shares" and the offering thereof as the "Offering". The Company's Common Stock is quoted on the OTC Bulletin Board under the trading symbol of CRNC. The Company operates a commercial web-offset printing business located in Tampa, Florida and is the publisher New Homes Register which published and distributed in Maryland. The Company also owns a custom computer builder located in Houston, Texas, which sells both hardware and software to retail customers and through its E-commerce site.

AN INVESTMENT IN THE SHARES INVOLVES A HIGH DEGREE OF RISK.  See "RISK
FACTORS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is ________________.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such State.

REPORTS TO SECURITY HOLDERS
The Company intends to furnish to security holders annual reports containing audited financial statements and unaudited financial statements for each of the first three quarters of each fiscal year. In addition, the Company may from time to time furnish to security holders additional information about the Company and its business as deemed appropriate by Management.

TABLE OF CONTENTS
                                                                  Page
The Company
Risk Factors
Use of Proceeds
Capitalization
Selected Financial Data
Management's Discussion and Analysis of Financial
  Condition and Results of Operations and
  Plan of Operations For Years Ended September 30, 1999 And 1998
The Business
Management
Management Compensation
Employee Bonus Plan
Certain Transactions with Management and Others
Principal Stockholders
Description of Securities
Selling Stockholders
Distribution of Shares
Market Price of and Dividends on
  Common Stock and Related Stockholder Matters
Shares Available for Future Sale
Legal Matters
Experts
Additional Information
Index to Financial Statements

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Shares in a jurisdiction to any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction or in which the person making such offer or solicitation is not qualified so to do. Neither delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the dates as of which information is given in this Prospectus.

Until March 20, 2000, (40 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may by required to deliver a Prospectus. This Requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

THE COMPANY
Chronicle Communications, Inc., (the "Company") was incorporated in Georgia on April 5, 1996, under the name of JMAR Communications, Inc., and changed its name to Chronicle Communications, Inc., effective July 30, 1997. The Company submitted for filing on February 2, 2000 in Florida and Georgia Articles of Merger which provide for the Company's merger into a newly incorporated, wholly owned subsidiary, "Chronicle Communications, Inc.", a Florida corporation, for the sole purpose of changing the Company's state of incorporation to Florida from Georgia. The change was approved by the board of directors because all of the Company's direct operations presently are conducted in Florida. Stockholder approval was not required.

The Company's founder is John V. Whitman, Jr., the Company's chairman. The Company was organized for the purpose of establishing and operating a shopper style tabloid newspaper in the Crisp County, Georgia market area which included several contiguous counties. The Company later expanded operations to include a second shopper style tabloid newspaper, including community news features, serving the Grady County, Georgia market area which included several contiguous counties. Subsequently, the Company added a two-edition broadsheet (full sized) Sunday newspapers serving those markets, with a full membership in the Associated Press. In February 1998, the Company terminated publication of the Sunday newspapers. The Company entered the commercial printing business with the acquisition on September 30, 1998 of Bright Now, Inc., doing business as United Printing and Publishing in Tampa, Florida, a company which had been in business since 1992. In the same transaction, the Company acquired Southern Paper and Converters, Inc. which principally recycles newsprint paper which had been in business since 1994. In February 1999, the Company terminated publication of all shopper style tabloid newspapers and became a holding company with its operations located entirely in its subsidiary companies. All references herein to the Company's business includes the business of its subsidiary companies. Also in February 1999, the Company relocated its headquarters to the United Printing and Publishing facility in Tampa. In January 1999, the Company acquired Bartow Communications, Inc., a publisher of new-home real estate guide that is distributed in the metropolitan District of Columbia area, including Maryland and Virginia. Also in January 1999, the Company acquired RKN Enterprises, Inc., which acts as a contract publisher for organizations and associations which publish home builder association trade publications in South Florida.
On October 1, 1999, the Company discontinued activities related to RKN Enterprises, Inc. and terminated all employees related to the business. In July 1999, the Company acquired seventy percent of Gotcashback.com, Inc., which is a development stage company embarking on providing services to home buyers and sellers on the Internet and which will initially serve the metropolitan District of Columbia area, including Maryland and Virginia. In August 1999, the Company acquired Americomp Computers, Inc., which is a business selling personal computers and related services, networking, web site development and web hosting and which has operated since 1994. In November 1999, the Bright Now, Inc. subsidiary filed for protection under Chapter 11 of the Federal Bankruptcy Code, and continued operations until 6:00 p.m. on February 7, 2000, at which time the Federal Bankruptcy was converted to a Chapter 7 Liquidation. The Company has ordered its own printing press and has a letter of intent to acquire its own office and production facility in Tampa, Florida, to which it has relocated its executive offices under an occupancy agreement pending a closing of the transaction and at which it intends to install the new printing press. See, "The Business-Commercial Printing" and "The Business-Facilities and Personnel."

The Company's executive and production offices are located at 3910 Riga Boulevard, Tampa, Florida 33619, its telephone number is (813) 630-2762 and its telephone facsimile number is (813) 630-0259. The Company's Web site its at www.chronicleinc.com.

RISK FACTORS
Investment in the Shares involves a high degree of risk. The following risk factors should be considered carefully in evaluating the Company, its business, condition and prospects (financial and otherwise) before purchasing any of the Shares. These risk factors are not necessarily exhaustive and additional risk factors, if any, may be material or have significance to an individual investor. Many investment opportunities involve risk factors or a risk of loss, including the existence of the normal and extraordinary risks. The existence of these risk factors and possibly others should not necessarily be the sole determining factor in whether or not to purchase Shares. All of the information in this Prospectus should be carefully considered in connection with the risk factors described below.

This prospectus contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and is subject to the safe harbors created by those sections. These forward-looking statements are subject to significant risks and uncertainties, including information included under Parts I and II of this prospectus, which may cause actual results to differ materially from those discussed in such forward-looking statements. The forward-looking statements within this prospectus are identified by words such as "believes", "anticipates", "expects", "intends", "may", "will" and other similar expressions regarding the Company's intent, belief and current expectations. However, these words are not the exclusive means of identifying such statements. In addition, any statements which refer to expectations, projections or other characterizations of future events or circumstances and statements made in the future tense are forward-looking statements. Readers are cautioned that actual results may differ materially from those forecasted in the forward looking statements as a result of various factors, many of which are beyond the control of the Company. The accompanying information contained in this Prospectus, including without limitation the information set forth under the headings "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Plan of Operations" and "Business", identifies important factors which could cause or contribute to such differences. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances occurring subsequent to the filing of this annual with the SEC. Readers are urged to carefully review and consider the various disclosures made by the Company in this prospectus.]

Risks Related To Business And Operations:

Unprofitable operating history. Since the Company began operations in April 1996, the Company has not earned a profit in any period. The Company has incurred a $1,813,577 loss from operations for the year ended September 30, 1998 and a $3,967,079 loss from operations for the year ended September 30, 1999. The Company has changed the focus of its business activities several times since inception in an effort to establish profitable operations. There is no assurance the Company will be able to generate sufficient revenues to become profitable in future periods or to successfully continue its acquisition and growth plans. Without sufficient revenues, the Company will be unable to create value in its equity securities which includes the Shares and to pay dividends. The Company is subject to many risks. See "Management's Discussion and Analysis" and "Description of Business."

Limited Liquidity and Capital Resources. The Company has financed its operations to date principally with proceeds from sales of Common Stock for cash, services and in payment of debts, including part of the Shares offered by the Selling Stockholders, contributions of property and money from its founder, proceeds of a bank loan and collections of accounts receivable. The Company has limited liquidity as a result of negative cash flows and its liquidity has been limited to the sale of Common Stock, proceeds of a bank loan, collections of accounts receivable and generation of additional accounts receivable, primarily from commercial print sales and computer hardware, software and related services. The Company expects limited liquidity to continue until the Company's operations generate a positive cash flow, of which there is no assurance. The Company plans to sell additional Shares of its Common Stock pursuant to this Prospectus in order to provide capital needed to relocate its facilities and to replace existing press equipment; but, there is no assurance additional Common Stock can be sold or that any other financing will be available in the amount needed for these purposes or, if it is available, that the terms thereof will be acceptable to the Company. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

Dependence on key personnel. The Company is dependent upon the knowledge, efforts and abilities of John V. Whitman, Jr., its founder, chairman and chief executive officer, with respect to the conduct of its current operations and implementation of the Company's plan to improve its sale performance and to achieve profitability, of which there is no assurance. The Company is dependent upon Mr. Whitman because of his extensive involvement with the development of the Company's business and prior publishing experience. The Company's dependence on Mr. Whitman is particularly important during the period prior to the Company reaching a level of operations at which it has the financial ability to attract and retain executive officers at market rates of compensation and benefits who are not founders and major stockholders of the Company. The termination of employment by Mr. Whitman for any reason in the near future could be expected to have a materially adverse effect on the Company because the Company may not be able to find a replacement for Mr. Whitman who has his level of dedication to the Company, except for a person who would require a salary and benefits package which at the present time would exceed the Company's financial resources. Mr. Whitman does not have an employment agreement with the Company, but is the Company's single largest stockholder and the Company's board of directors has unanimously approved a five year employment agreement for Mr. Whitman which is planned to be prepared in writing in the near future. The Company is depending upon Mr. Whitman as the Company's founder and major stockholder for his dedication, commitment and financial interest in the Company as a basis for his continuing employment with the Company, regardless of its financial condition at any particular time and the existence of a written employment agreement.

Risks associated with expansion of commercial printing activities and computer sales and service. There is no assurance the Company will be able to successfully implement its plan to expand its commercial printing activities, which include the purchase of a new press and the relocation of its operations to a newly acquired facility in Tampa. Furthermore, the Company must significantly increase its sales of computer hardware, software and service in order to sustain the operations of its computer business. This risk is associated with availability of capital or revenues to fund the costs of such expansion and to some extent with the Company's ability to identify and employ sales personnel who are capable of carrying out the Company's plan under the direction of management.

Competition. Both the Company's commercial printing business and computer business compete against better established, larger and more financially stable enterprises. There is no assurance that the Company will be able to compete successfully in its market segments.

Lack of dividends. The Company has not declared or paid dividends on its Common Stock, which includes the Shares, and may elect to retain all or most of its net profits, if any, in the foreseeable future to provide operating capital and funding for capital investment in the Company's business. The Company cannot predict if or when it will have current and retained earnings or surplus from which to legally declare and pay dividends. There is no assurance as to if or when the Board of Directors will declare a dividend on the Common Stock, which includes the Shares.

Voting control by management stockholders. Mr. Whitman, who is a director and an executive officer of the Company, and Mrs. Whitman jointly and individually own an aggregate of 6,288,274 shares of the Company's Common Stock (3,000,000 of which are included for sale pursuant to this Prospectus). In addition, Mr. Whitman holds Common Stock Purchase Options for 10,109,903 shares of Common Stock at the date of this Prospectus. The shares of stock and options represent approximately 21.805 percent of the voting stock outstanding, before sale of any the 3,000,000 shares and 21.805 percent, assuming the sale of all 3,000,000 shares by Mr. and Mrs. Whitman and the Company sells all 40,000,000 offered by this Prospectus. In addition, Jackson L. Morris, a director and secretary of the Company owns shares and Common Stock Purchase Options for 5.0 percent before the offering made hereby and 5.0 percent, assuming the Company sells all 40,000,000 shares offered hereby. See, "Management Compensation-Common Stock Purchase Options" and "Principal Stockholders". Each issued and outstanding share of the Common Stock is entitled to one vote on each nominee for a directorship. The Company's Articles of Incorporation do not authorize cumulative voting for the election of directors. Any person who controls or can obtain more than fifty percent of the votes cast for the election of each director will control the election of all directors. Accordingly, it is likely the stockholders who are also the directors and management of the Company hold a sufficient number of votes to elect all of the directors of the Company and other Selling Stockholders who have not sold all their Shares and the purchasers of those Shares which are sold will not be able to elect any directors.

Risks Related To The Offering:

Volatility of Stock Price. The public market price of the Company's Common Stock has been volatile. Furthermore, the Company's Common Stock is quoted on the OTC Bulletin Board, instead of the NASDAQ Small Cap Market or a regional exchange. That quotation medium is believed to have an adverse impact on the interest of some securities brokerage firms and of public investors for the securities quoted there.

Possible negative effect of Common Stock available for future sale. 5,964,860 shares of the Company's Common Stock owned by "affiliates", as defined in Rule 144 under the Securities Act of 1933, are not registered for sale by such affiliates under that Act and are subject to the restrictions and limitations provided by that rule. 395,800 of these shares have been owned for more than two years and 0 of these shares have been owned for more than one year, but less than two years. An additional 5,569,060 shares have been owned by the Company's affiliates for less than one year and the affiliates have Common Stock Purchase Options covering an additional 12,428,156 shares at the date of this Prospectus, assuming the sale of all Shares offered by the Company hereby are sold. The 395,800 shares held for more than one year are eligible for sale by each such holder pursuant to and subject to the requirements of Rule
144. Under the rule affiliates may sell a limited number of shares during each three month period pursuant to the requirements of Rule 144 or affiliates may sell larger numbers of shares if registered under that Act. The offer of a significant number of such shares of Common Stock by affiliates in the future in the public trading market at or about the same time pursuant to Rule 144 or pursuant to a subsequent registration statement under that Act could have a depressive effect on the public market price of the Shares.

Trading limitations on stock at a market price of less than $5 per share.The quotations for the Company's Common Stock on the OTC Bulletin Board have been less than $5 per share at all time since the Common Stock first began trading in August 1998. Management cannot predict the market price of the Common Stock in the public securities market at any time in the future. At any time the quoted bid price is less than $5 per Share, certain larger stock brokerage firms may prohibit purchase or sale of the Common Stock in their customers' accounts. All securities brokerage firms effecting purchase orders for new clients in the Shares at a time when the Shares have a market bid price of less than $5 per share are required by federal law to send a standardized notice to such new clients regarding the risks of investing in "penny stocks", to provide additional bid, asked, broker compensation and other information to the new customer, to make a written determination that the Shares are a suitable investment for the new client and to receive the new client's written agreement to the transaction, unless the client is an established client of the firm, prior to effecting a transaction for the client. These business practices may inhibit the an active public trading market for the Common Stock during periods that the price is less than $5 by both limiting the number of brokerage firms which may participate in the market and increasing the difficulty in selling the Common Stock. Management cannot predict if or when the Company will qualify to have its Common Stock traded on NASDAQ or a regional or national securities exchange, which would, if admitted to trading in any such market, exempt transactions in the Common Stock, regardless of the market price, from the procedures and safeguards mandated by the "penny stock" regulations summarized above.

USE OF PROCEEDS
There is no assurance as to if or when the Company may receive net proceeds from the sale of the 40,000,000 Shares offered by the Company by this Prospectus. Furthermore, the price or prices at which the Company sells the Shares, if any are sold, cannot be predicted; nor, can the Company predict the uses and needs it may have for the net proceeds at the time of such sale or sales. Accordingly, the Company cannot predict either the total amount of the actual net proceeds, if or when they may be received or how they may be used. In general, the Company anticipates using the net proceeds for relocating and re equipping its commercial printing operation, sales and marketing expenses and for general working capital purposes. The Company may use a portion of the Shares offered by the Company pursuant to this Prospectus to pay liabilities and purchase services and acquire other businesses. The Company may use a portion of the Shares offered by the Company pursuant to this Prospectus to pay costs associated to expansion of its AmeriComp Computers subsidiary and to fund advertising and promotion of its e-commerce sites.
See, "Business" and " Distribution of Shares".

CAPITALIZATION
The following table sets forth the capitalization of the Company at September 30, 1999. This table should be reviewed in conjunction with the financial statements of the Company and the notes thereto included elsewhere in this Prospectus. On February 1, 2000, the Company amended its Articles of Incorporation to authorize a total of one hundred million shares from thirty five million shares of common stock and to set the par value thereof at $.001.
                                                      At September 30, 1999
Long term debt, net of current maturities:                    $192,000
Equity:  (1)
Common stock, no par value, 35,000,000 shares authorized
15,374,199 shares issued                                     5,825,903
Accumulated earnings <deficit>                              (7,714,029

Total stockholders' equity                                  (1,888,126)
Total capitalization                                        (1,696,126)

Subsequent to September 30, 1999, through February 8, 2000, the Company has issued an additional 22,213,392 shares, including 3,813,494 shares of its Common Stock issued upon exercise of Common Stock Purchase Options by Messrs. Whitman and Morris, and 1,000,000 shares of Common Stock issued to The Company's Chief Operating Officer for employee bonus.

SELECTED FINANCIAL DATA
The following table presents selected financial data at the dates and for the periods indicated. The table should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus. Statement of Operations Data:

                         Year ended September 30,
                          1999              1998
                  ------------------   ------------
Sales              $1,934,500          $1,748,026
Cost of sales       1,704,577           1,691,021
Gross profit          229,923              57,005
Operating expenses  4,197,002           1,870,582
                  ------------------   ------------
Net loss           $<3,967,079>        $<1,813,577>

Loss per
 common share:    $   <.51>           $   <.70>
Weighted
 average common
 shares
 outstanding:      7,798,896            2,589,632


                 Chronicle Communications and Affiliates,  Inc.
                            Balance Sheets
Balance Sheet Data:
                                                  At September 30,
                                           1999                  1998
Working capital <deficiency>           $<4,131,033>          $<2,824,648>
Total assets                            $2,773,355            $1,886,237
Long-term obligations,
 less current portion                     $192,000               $-0-
Total stockholders' equity              $<1,888,126>         $<1,161,220>

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR YEARS ENDED SEPTEMBER 30, 1999 AND 1998.

The Company completed the acquisition of AmeriComp Computers, Inc. of Houston, TX, on August 19, 1999. The acquisition of AmeriComp Computers, Inc. will not be treated as a "pooling" under generally accepted accounting principles. The Company did have to complete audits of the financial records of AmeriComp for the periods ended September 30, 1999 and December 31, 1998. The year ended September 30, 1999, on a consolidated basis represent 42 calendar days of the Company operating AmeriComp Computers, Inc. as a subsidiary. The Company completed an acquisition of Bright Now, Inc. and Southern Paper and Converters Inc. on September 30, 1998. This acquisition of the two related companies was treated as a "pooling" under generally accepted accounting principles. As a result of the pooling, the operations of the parent company only and the acquired subsidiaries have been consolidated for the fiscal years ended September 30, 1999 and 1998 and 1997. The Company's previously reported financial statements for the fiscal year ended September 30, 1997 has been restated to reflect the pooling. At September 30, 1997 and 1998, the Company, on both a parent only and consolidated basis, and its subsidiaries, considered individually, were technically insolvent. The Company operates a commercial web-offset printing business and a newsprint paper recycling business located in Tampa, Florida and during part of the reported periods was the publisher of two free weekly shopper-style tabloid newspapers, for 42 days of the period the Company operated a custom computer reseller, and operated a real estate publication in the Maryland area. The Company's revenues were generated through sales of commercial printing services, sales of display advertising in its own publications, sales of classified advertising and sales of recycled newsprint to the packaging and shipping industry, and the sales of computer parts and accessories.

In November 1999, the Bright Now, Inc. subsidiary filed for protection under Chapter 11 of the Federal Bankruptcy Code, but it is continuing operations at the present time. The Company expects the Federal Bankruptcy Court to convert the Chapter 11 Bankruptcy to a Chapter 7 Liquidation during the month of February, 2000. Once converted to Chapter 7, The Company will remove associated Liabilities and Litigation from its balance sheet once approved by its independent auditors.

The Company has ordered its own printing press and has a letter of intent to acquire its own office and production facility in Tampa, Florida, to which it has relocated its executive offices under an occupancy agreement pending a closing of the transaction and at which it intends to install the new printing press during the first two weeks of February, 2000. However, the debt that will be eliminated by the Bankruptcy of Bright Now, Inc, will be replaced with a mortgage of approximately $2,125,000.00 for the Company's new corporate headquarters and long-term equipment loan of approximately $589,000.00 for a new state of the art printing press. This property and equipment will add approximately $3,250,000.00 in assets to the balance sheet.

The Company's operating activity for the year ended September 30, 1999 reflect seventeen weeks of The South Georgia Chronicle - Thomas County Edition. The Company operated its commercial printing plant and its paper recycling business for the entire 1999 fiscal year, Bartow Communications, New Homes Register results from operations for nine full months, Nicholson Enterprises, for nine full months and AmeriComp Computers for 42 calendar days. The Company's operating activity for the year ended September 30, 1998 reflects one full year of operations with the South Georgia Chronicle both the Grady and Crisp County Editions, shopper style tabloid newspapers, and a full year of operations from it's commercial printing plant and it's paper recycling business.

The Company incurred operating losses of $3,967,079 and $1,813,577 for the years ended September 30, 1999 and 1998, respectively. At September 30, 1999 current liabilities exceeded current assets by $4,131,033 and the Company was in default on substantially all its debts -- See note 5 to the financial statements appearing elsewhere herein. Additionally, major vendors had placed the Company on a COD basis for purchases.

The Company had a slight growth in revenue for the 1999 fiscal year compared to the 1998 fiscal year of approximately 10% or $186,474. Gross profit for the same period rose to $229,923 for the 1999 fiscal year compared to 1998 fiscal year of $57,005 or a improvement of 9% when compared to revenues for the reported periods.

The Company experienced an increase in General and Administrative expenses for the 1999 fiscal year compared to the 1998 fiscal year of $2,366,640. The increase is largely related to stock compensation to officers of $1,049,492, stock compensation to others of $308,798, consulting expenses of $599,275, legal expenses of $166,416 and accounting expenses of $130,834.

During the first quarter of the fiscal year, which began on October 1, 1999, management has vigorously been working to eliminate and rectify ongoing administrative and operational matters in order to more efficiently proceed with our ongoing efforts to strengthen the Company. These items include the resolution of several outstanding litigation matters, employment contracts and property belonging to discontinued operations. Additionally, with the finalization of the bankruptcy proceedings for Bright Now, Inc d.b.a. United Printing and Publishing within the next 120 days, the Company will eliminate substantially all of the long-term debt as shown on the balance sheet at September 30, 1999, primarily composed of notes that are in default and litigation, currently reflected on our balance sheet. However, this debt will be replaced with a mortgage of approximately $2,125,000.00 for our new corporate headquarters and long-term equipment loan of approximately $589,000.00 for a new state of the art printing press. This property and equipment will add approximately $3,250,000.00 in assets to the balance sheet. Moreover, this new facility and press will allow us to improve our operational and administrative efficiencies and further develop our product lines and market.

Limited liquidity and financial resources:

During the 1999 and 1998 fiscal years, the Company funded much of its working capital needs through the sale of its common stock. Approximately $2,190,000 in capital was raised in connection with these stock sales. The Company's continued ability to operate is dependent on its ability to either refinance its existing debt or raise additional capital.

During the twelve months ended September 30, 1999 and 1998, the Company funded much of its working capital needs through the sale of its common stock. The Company continued ability to operate is dependent on its ability to either refinance its existing debt or raise additional capital.

The Company's working capital position declined by $1,306,385 at September 30, 1999. This condition is the result of an increase in total current liabilities by $1,462,856 partially as a result of defaults on long-term liabilities. The Company experienced an increase from period to period in current maturities of long-term debt by $188,891. Accounts payable increased by $500,886. Accrued payroll liabilities increased by $207,264 and other accrued liabilities by $520,834.

The Company had limited liquidity as a result of negative cash flows during the reported periods and its liquidity was limited to the sale of common stock, proceeds of a bank loan, collections of accounts receivable and generation of additional accounts receivable, primarily from sales of commercial display advertising in its products and revenues generated from the commercial web printing business. The Company anticipated several periods of capital formation and operating losses which management believes are normal for a new and expanding business. The Company's management believes the Company can improve its gross margins by expanding operations and increasing revenues, thereby spreading fixed costs over a broader revenue base.

The Company's annual results covered in this prospectus began on October 1, 1998, and ended on September 30, 1999. The Company completed an acquisition of Bright Now, Inc. and Southern Paper and Converters Inc. on September 30, 1998. This acquisition of the two related companies was treated as a "pooling" under generally accepted accounting principles for periods prior to the acquisition date, including the comparative quarterly periods ended December 31, 1998, March 31, 1999, and June 30, 1999. At June 30, 1999 and
1998, the Company, on both a parent only and consolidated basis, and its subsidiaries, considered individually, were technically insolvent.

The Company's operating activity for the twelve months ended September 30, 1999 reflect twenty-six editions of New Homes Register, eight editions of Business Builder, eight editions of Bonded Builder News, and the Company operated its commercial printing plant and its paper recycling business for the entire twelve months, and 42 calendar days of the Company operating its AmeriComp Computers, Inc. The Company's operating activity for the twelve months ended September 30, 1998, reflect fifty-two weeks of the South Georgia Chronicle Thomas County Edition, thirty-nine weeks of the South Georgia Chronicle Crisp County Edition, and revenues from its commercial printing plant and its paper recycling business.

The Company incurred operating losses of $3,967,079 for the twelve months ended September 30, 1999, against operating losses of $1,813,577 for the twelve months ended September 30, 1998. At September 30, 1999 and 1998, current liabilities exceeded current assets and the Company was in default on substantially all its debts. Additionally, major vendors had placed the Company on a COD basis for purchases.

The losses for the twelve months ended September 30, 1999, were directly related to commercial printing jobs dropped at the Company's printing facility that did not meet the Company's minimum profit standards and seasonal downturn in the commercial printing business. Additionally, the Company suffered revenue losses as a result of no working capital, vendors declining credit terms and requiring payment on delivery, and further deterioration of printing equipment resulting in loss of customer base.

The Company showed a decrease in cost of good sold for the twelve months ended September 30, 1999, over the same period in 1998. Cost of sales as a percent of revenue was 88.1% for the twelve months ended September 30, 1999, verses 96.7% for the same twelve months ended 1998, which represents an almost 10.0% decline in cost of sales. Net loss per common share, basic was ($.51) and ($.70) for the twelve months ended 1999 and 1998, respectfully. This represents a reduction of the net loss per common share, basic of $.19 or 37.3%.

The Company's management believes if it had been better capitalized during the period it could have offset the losses by making capital equipment purchases and repairs that would be expected to have improved efficiency and increased its commercial printing revenues.

Year 2000 considerations:

The Company has not experienced any adverse consequences related to year 2000 considerations.

THE BUSINESS

Commercial Printing:

The Company entered the commercial printing business with the acquisition of Bright Now, Inc. ("Bright Now") on September 30, 1998. All of the Company's commercial printing activities have been conducted in Bright Now. On November 23, 1999, Bright Now filed for protection under Chapter 11 of the Federal Bankruptcy Code. See, "Legal Proceedings" and Note 3 to the financial statements. At the date of this Prospectus, the Company expects Bright Now's Chapter 11 case to be converted to a liquidation under Chapter 7 of the Bankruptcy Code. At the time of Bright Now's conversion to a Chapter 7 proceeding, it will cease operations and its customers will need to seek a new commercial printer. In anticipation of Bright Now's possible cessation of business and liquidation, and in a plan to upgrade the Company's commercial printing facilities and equipment, the Company is in the process of acquiring a new facility to house both its executive offices and the new commercial printing operations of Chronicle Commercial Printing, the Company's newly formed, wholly owned subsidiary. And, Chronicle Commercial Printing is now installing a new printing press at this new facility. See "Facilities and Personnel".

With its new facilities and commercial printing equipment, the Company plans to undertake an aggressive marketing program designed to attract both the customers who have been printing with Bright Now and additional commercial printing business.

The Company, through Bright Now, has been printed primarily specialty newspapers, advertiser products and house organs for others. Bright Now's customers are located principally in the Tampa Bay Area and Central Florida, but Bright Now also has customers in South Florida. Bright Now has accounted for approximately forty-two percent of the Company's revenues. The commercial printing business has been seasonal, with a decline of approximately fifteen percent in revenues in the summer months from the peak revenues during the winter months. Bright Now's commercial print revenues have been generated over a broad base of customers with no one single customer comprising over ten percent of annual print revenues. Bright Now has not maintained contracts with any of its customers for commercial printing. If and when Bright Now ceases operations, the Company believes that many, if not most or all, of Bright Now's commercial print customers will use Chronicle Commercial Printing to print their products.

The Company has discontinued a small business recycling damaged roles and butt-end or "dink" roles of newsprint and shut down its Southern Paper and Converters, Inc. subsidiary which conducted this activity.

PUBLICATIONS AND PUBLISHING ACTIVITIES-

The Company publishes The Register, a bimonthly guide to new homes in the Washington, D.C. metropolitan area, including Maryland and Virginia. The Register principally serves real estate brokers and their agents. The Company is the only supplier of new homes information to the six state Metropolitan Regional Information System, the regional multi-list system, which covers Washington, D.C., Maryland, and Virginia. The Company is the only supplier of comprehensive new homes information to the real estate brokerage industry in its market area. The Company prints The Register at its commercial printing plant in Tampa. To the Company's knowledge, there are no direct competitors with The Register. The Company's own publishing activities account for approximately nine percent of its revenues. None of these publishing activities and customers account for more than ten percent of the Company's revenues. The Register employs two full time and zero part time employees.

INTERNET SERVICES-

The Company acquired seventy percent of a development stage Internet business operating under Gotcashback.com, Inc. ("Gotcashback.com"). Gotcashback.com plans to generate revenues from home buyers and sellers who register to use its referral services for real estate brokers, title insurance, moving assistance, home furnishing and mortgage services. At the closing of their real estate transaction, the buyer or seller using Gotcashback.com will receive a refund based on total fees and costs. Gotcashback.com expects to participate in fees generated from several of the referral services through its own licnesed subsidiaries engaged in providing these services and to earn revenues based upon its participation in the various elements of real estate transactions. Gotcashback.com expects to begin generating revenues in June of 2000 and is beta testing its concept in the greater Washington, DC, Virginia and Maryland markets. Gotcashback.com can be accessed at www.gotcashback.com on the Internet. The Company is not aware of anyone offering services similar to gotcashback.com.

COMPUTER AND SOFTWARE SERVICES-

The Company is a seller of custom-built personal computers, network solutions, Web site design and hosting services in the Greater Houston, Texas market area through Americomp Computers, Inc. The Company acquired Americomp in August 1999. The Company operates an e-commerce site through which it offers 36,000 computers, computer components and accessories. The business was founded 1994 and has enjoyed profitable operations every year since inception except fiscal 1999 and the first quarter of The Company's fiscal year which began September 30, 1999. The Company supplies custom built PC's to several Houston area community colleges and has contracts with the Houston Area School System, as well as an active individual customer base. The Company maintains one retail store at which it generates revenues from walk in traffic. The Company's Web site can be accessed at www.buyaci.com.

COMPETITION-

Commercial printing is highly competitive in the Tampa Bay and Central Florida markets. Competition is significantly based upon price, but quality of printing and timeliness of delivery are also factors. There are approximately four other commercial printers who have capacity to print color cold set work with whom the Company competes. The Company's major competitor is Web Offset which operates two printing plants, one in Tampa and one in Clearwater. Web Offset has over nine cold set presses and currently dominates the commercial offset web business in West Central Florida. The Company believes that a number of these competitors have been in business longer and have greater financial resources than the Company. Commercial printing opportunities can be significantly influenced by advertising, equipment upgrades, additional capital equipment purchases and a qualified sales force. The Company's Bright Now subsidiary has been hampered by insufficient funds to maintain the quality and efficiency of its equipment, an aggressive advertising program and a qualified sales force. The Company's raw materials, principally newsprint and ink, are available from numerous suppliers. The printing industry infrequently experiences shortages in paper supplies.

To the Company's knowledge, there are no direct competitors with The Register. Publications such as Multiple Listing Service, New Homes Guide, The Washington Post (Real Estate Section), and Homes and Land, however, share many of the same advertisers and consequently share compete for many of the same advertising dollars. It is uncertain if the Company's product could be expanded without significant promotional dollars being spent.

The Company's computer business has hundreds of competitors many with household names such as Dell, Compaq, CompUSA and Gateway. It is the intent of The Company to find segments of the market not presently served by the larger suppliers and capture a reasonable segment of the specialty computer and accessory market. There is no assurance the Company will generate sufficient revenues due to limited capital resources for advertising and promotion to make it's computer business profitable. The Company also competes with hundreds of other local, regional and national vendors of personal computers, components and software.

The Company's Internet related businesses are bombarded with daily Internet startup businesses. A number of Web sites are offered by well established competitors for the Company's computer hardware and software sales Web site. The Company believes it has identified a number of potential Internet market segments it could operate profitably. The Company is uncertain that its limited resources will enable it to launch and expand its Web sites in a timely manner.

FACILITIES AND PERSONNEL-

The Company has entered into a principals for an agreement to the purchase of a 32,000 sq ft office and light industrial building located on 5.25 acres in Tampa, Florida. The Company has relocated its headquarters to this facility prior to closing the purchase and is installing its new printing press at this facility. The seller is providing the financing for the Company's purchase of this property. The purchase is contingent upon the seller obtaining a re-platting of the property to separate it from the larger parcel which the seller owns.

The Company's operations in suburban Washington, D.C. and in Houston, Texas are located in leased general office space which is suitable for the Company's needs.

The Company's new press is manufactured by the Raghbeer. The press is model FAST-300 and includes six printing units, six roll stands and a folder. The FAST-300 is very similar in configuration and operation to a Goss Community printing press. The Company has a complete pre-press facility, including disk to film capability.

LEGAL PROCEEDINGS-

The Company's litigation is primarily, but not exclusively, confined to suits and claims against Bright Now, Inc., d/b/a United Printing and Publishing. Bright Now filed for protection under Chapter 11 of the Federal Bankruptcy
Code: Case No. 99-18814 in the US Bankruptcy court in the Middle District of Florida, Tampa Division. On February 8, 2000 this proceeding was converted to a Chapter 7 liquidation. As a result of this bankruptcy, the litigation involving Bright Now has been concluded.

Bright Now, Inc. is a defendant in a suit alleging racial discrimination in which the plaintiff seeks unspecified damages. The suit, Holloway vs. Bright Now, Inc., Case No. 98-1246 in the U.S. District Court for the Middle District of Florida, Tampa Division, alleges discrimination before the Company acquired its subsidiary and seeks unspecified damages. The Company believes the allegations have no merit and is vigorously defending the action.

Bright Now, Inc. is a defendant in a foreclosure action against the Company's printing plant and equipment based upon a first mortgage and security interest. Judgment has been entered against Bright Now, Inc. in NationsBank, N.A. vs. Bright Now, Inc., et al., Case No. 98-7658 in the Hillsborough County, Florida Circuit Court. This property, as well as the printing presses and certain other equipment, has been foreclosed on and is subject to repossession at any time, a judgment in favor of the Company's mortgage lender has been granted. Bright Now, Inc. has never been the owner of the property and the Company has never taken record title to the property.

Bright Now, Inc. is a defendant in a foreclosure action against the Company's printing plant based upon a second mortgage. The case is Second 26 Corp. vs. Bright Now, Inc., Case No. 189-0880 in the Hillsborough County, Florida Circuit Court.

Bright Now, Inc. is also a defendant in the following litigation with vendors:

Prestige Paper, Inc. and Midsouth Pulp and Paper, Inc. vs. Bright Now, Inc., Case No. 98-3417 in the Hillsborough County, Florida Circuit Court seeks recovery of $230,000. The Company has issued common stock as collateral for this claim and has stipulated to entry of judgment.

Kimberly-Clark Corp. vs. Bight Now, Inc., Case No. 98-4905 in the
Hillsborough County, Florida Circuit Court seeks recovery of approximately $130,000.

AT&T Capital Leasing Services, Inc. vs. Bright Now, Inc., Case No. 98-7681 in the Hillsborough County, Florida Circuit Court seeks recovery of approximately $35,248.

Unisource Worldwide, Inc. vs. Bright Now, Inc., Case No. 99-3686 in the Hillsborough County, Florida Circuit Court seeks recovery of approximately $14,000.

Anderson & Orcott vs. Bright Now, Inc., Case No. 98-3807 in the Hillsborough County, Florida Circuit Court seeks recovery of approximately $10,000.

One of the Company's subsidiaries is a defendant in Ryder Transportation Services vs. Southern Paper and Converters,Inc., Case No. 97-19164 in the Hillsborough County, Florida Circuit Court sought recovery of approximately $10,000. Judgment has been entered in favor of the plaintiff.

The Company is a defendant in the following litigation with Vendors:

Tech Squared vs. Chronicle Communications, Inc., Case No. 98-SV-029 in the Grady County, Georgia Superior Court seeks recovery of approximately $24,000.

The Tallahassee Democrat, Inc. vs. Chronicle Communications, Inc., Case No. 98-V-411 in the Grady County, Georgia Superior Court sought recovery of approximately $30,000. Judgment has been entered in favor of the plaintiff.

Larry S. Hyman vs. Chronicle Communication, Inc., Case No. 98-5547 CI 7 This action is for breach of contract in the acquisition of a printing plant and seeks $739,371.70 in damages. Plaintiff's motion for summary judgment has been denied. The Company believes it has substantial defenses to this claim and is vigorously defending.

The Company has been named as the defendant in Patken Leasing Company, Inc. vs. Chronicle Communications, Inc., Case No. 99014163 in the Dade County, Florida Circuit Court seeks recovery of approximately $108,000 for sums advance to Bright Now, Inc. The Company plans to move to dismiss in that the corporate veil cannot be pierced. Bright Now, Inc., the Company's subsidiary, will likely be named as a defendant by the plaintiff in a subsequent suit, in the event the Company is successful in obtaining a dismissal or summary judgment in this suit.

The Company and its subsidiaries are also involved as defendants in additional litigation with vendors. The Company's subsidiary was a defendant in several additional suits which were resolved prior to September 30, 1999 and are reflected in the financial statements elsewhere herein.

MANAGEMENT

The names, ages and terms of office of directors and executive officers of the Company are set forth in the following table:
Name                Age         All positions with Company   Director since
---------------------------------------------------------------------------
David E. Salmon    36    Director and Chief Operating Officer   1999
Jay E. Ostrow      46     Chief Financial Officer               2000
Jackson L. Morris  55         Director, General Counsel
                                and Secretary                   1996
John V. Whitman, Jr. 41         Director and President          1996

Each director is elected by holders of a majority of the Common Stock to serve for a term of one year and until his successor is elected and qualified, which is generally at the annual meeting of stockholders. Non-management directors are paid an annual cash fee of $500 and Common Stock purchase options for their services as directors. See, "Common Stock Purchase Options". Officers serve at the will of the board. The Company may indemnify directors and officers against damages which qualify, in the opinion of the disinterested members of the board, for indemnification under Georgia law and the Company's Bylaws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to Georgia law, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

David E. Salmon, has been the Chief Operating Officer and Investor Relations Officer of the Company since November 1, 1999. Mr. Salmon previously served as Investor Relation Manager with the Company during 1998 and early 1999.
Mr. Salmon has served in various roles with public companies since 1992. Mr. Salmon is a member of the National Investor Relations Institute.

Jay E. Ostrow, is the Company's Chief Financial Officer. Mr. Ostrow has completed fourteen years of financial management and accounting services for multi-unit restaurant corporations including dinnerhouse, casual themed and franchised restaurants in Florida. Additionally, Mr. Ostrow provided financial management, and accounting and consulting services on a contract basis for a variety of Tampa Bay businesses including a publicly-held retailer, international manufacturer and distributor, community bank, not-for-profit organizations, finance company, private school and, restaurants. Mr. Ostrow has held the following positions in financial management; Chief Financial Officer of Columbia Restaurant Group, Corporate Controller of Olde World Cheese Shop, Inc., and Corporate Controller for Wizard Studios, an event management and production company. Recently, Mr. Ostrow has served as Chief Financial officer and Treasurer for the Lionshare Group, Inc., a publicly held (OTC:BB) hospitality Company.

Jackson L. Morris, Esq., a director and general counsel of the Company since inception and corporate secretary since August 23, 1998, is an attorney in private practice since 1992. He practiced law in Tampa and St. Petersburg, Florida with the law firm of Harris, Barrett, Mann & Dew in 1991 and 1992.
Mr. Morris was a founding member of the St. Petersburg, Florida law firm of Greene & Mastry, P.A. in 1984, practicing law with that firm until 1991 and with its predecessor from 1982 to 1984. Mr. Morris' law practice has been primarily in the areas of general corporate, securities and contract law. Mr. Morris is a member of The Florida Bar, The State Bar of Georgia (inactive) and The District of Columbia Bar. He is admitted to practice before the United States Tax Court and Supreme Court of the United States of America. Mr. Morris earned a B.A. degree in economics (1966) and a Juris Doctor degree
(1969) from the Emory University in Atlanta, Georgia and a L.L.M. degree in federal taxation (1974) from Georgetown University Law Center. The U.S. Securities and Exchange Commission has brought a civil suit against Mr. Morris and others alleging that he sold 50,000 shares common stock in violation of the registration requirements of the Securities Act. Mr. Morris received the shares as compensation for services rendered in connection with a shell company reverse merger. The suit seeks an injunction and penalty against Mr. Morris.

John V. Whitman, Jr., is the founder, director and president of the Company since inception. In February and March 1996, Mr. Whitman was planning for a business which became the Company. From September 1, 1995 into February 1996, Mr. Whitman was the President of Southwest Georgia Shoppers, Inc., a subsidiary of Gray Communications Systems, Inc., a New York Stock Exchange listed company, (trading symbol GCS) which had purchased the assets of Phillips Publishing, Inc. owner of the Tallahassee Advertiser, The Add Sheet, The South Georgia News and Shopper and The Gadsden News and Shopper. During his brief tenure with Southwest Georgia Shoppers, Inc., Mr. Whitman was assigned the additional responsibilities of president of the Rockdale Citizen Publishing Company, the owner of the Gwinnett Daily Post and The Rockdale Citizen. Mr. Whitman was the vice president and publisher of Phillips Publishing, Inc. from October 1992 to August 1995. Mr. Whitman founded The South Georgia News and Shopper and The Gadsden News and Shopper for Phillips Publishing, Inc. Mr. Whitman managed thirty-eight full time and forty-three part time employees and exercised full management and financial responsibility for Phillips Publishing, Inc.'s operations. He also served as a consultant and motivational speaker to other Phillips publishing divisions. For seven months in 1992, Mr. Whitman was employed by Southeast Publishing Ventures in the capacity of District Manager, in which he launched a new housing guide for the Treasure Coast of Florida and turned around a new housing guide for the Orlando, Florida market. In 1991 and 1992, Mr. Whitman was engaged in consulting in the publishing industry and efforts to acquire a print media company for his own account. Mr. Whitman attended Hillsborough Community College and the University of South Florida.

Management Compensation:

Name                    Fiscal Year          Position(s)       Salary
---------------------   -----------           --------------   -----------
John V. Whitman, Jr.       1997              President      $  99,400
                           1998              President      $ 125,000
                           1999              President      $ 175,000

The following table sets forth certain information about common stock purchase options granted to Mr. Whitman and Mr. Morris during the 1999 fiscal year and options exercised on January 28, 2000.

                                   As % of
                 Number of   total granted to  Exercise           Grant date
Name              Shares       all employees    price    Expired      value
--------------  -----------  ----------------  --------  ------  -----------
J.V. Whitman, Jr   5,915,810         83.13%       (1)      none        $.12
J.L. Morris        1,200,736         16.87%       (2)      none        $.12

(1) The exercise price during the respective years following date of grant is a percentage of the average bid and asked quotation (or closing price) on the day prior to exercise, as follows: first year - 25%; second year - 30%; third year - 40%; thereafter - 50%. This option entitles Mr. Whitman to maintain 21.805% ownership of the Company's total issued and outstanding common stock at any time, and was recently amended to eliminate the adjustment to the percentage for shares Mr. Whitman sells and to provide that the calculation will be made with the assumption that he has never sold any shares. Accordingly, his actual percentage owned at any time will be less than 21.805%, as a result of sales of shares he has made.

(2) The exercise price is one-half of the average bid and asked quotation (or closing price) on the day prior to exercise. This option entitles Mr. Morris to maintain 5% ownership of the Company's total issued and outstanding common stock at any time.

During fiscal year 1999, Mr. Whitman exercised options for the purchase of 1,838,487 shares of common stock at an aggregate exercise price of $.12 and with a fair market value at the time of exercise (determined in the same manner as the exercise price) of $.43. Mr. Whitman reduced accrued salary payable by the Company as payment for the options shares. Mr. Whitman exercised 3,245,078 shares of common stock on January 28, 2000, at an aggregate exercise price of $.12 and with a fair market value at the time of exercise (determined in the same manner as the exercise price). During the same period, Mr. Morris exercised options for the purchase of 397,050 shares of common stock at an aggregate exercise price of $.12 and with a fair market value at the time of exercise (determined in the same manner as the exercise price) of $.35. Mr. Morris exercised 568,416 shares of common stock on January 28, 2000, at an aggregate exercise price of $.12 and with a fair market value at the time of exercise (determined in the same manner as the exercise price). Mr. Morris rendered legal services as payment for the option shares

CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

On January 28, 2000, The Company issued 1,000,000 shares of its common stock to David E. Salmon, The Company's Chief Operating Officer, as a bonus. The Company expects to continue to award common stock bonuses to Mr. Salmon in lieu of salary increases until such time as the Company is in a position to pay a salary commensurate with the position responsibilities and expectations.

On January 28, 2000, The Company granted an option to Jackson L. Morris, who is both an officer and director for the Company. Mr. Morris was granted common stock options for 568,416 shares and are being paid for in exchange for legal services totaling $56,841.60.

See Item 10, above, and Note 7 to the Financial Statements included elsewhere herein for advances made by the Company to Mr. Whitman, its President and Chairman.

PRINCIPAL STOCKHOLDERS

The names of directors and officers and the name of each person who owns legally and beneficially more than five percent of the Company's issued and outstanding Common Stock at the date of this Prospectus, the address of each such person, the number of shares which each owns and the percentage of the Common Stock represented by such shares (assuming in each case the exercise of Common Stock Purchase Options held by all such persons), before and after the Offering (assuming all Shares are sold) is set forth in the following table. All ownership is both legal and beneficial unless otherwise indicated. See, "Selling Stockholders".

Name                     Number of Shares   Number of Shares
                          Before sale of      After sale of      %       %
                              Shares             shares       Before  After
------------------------    ----------------  -----------------  -----------
David E. Salmon (1)            1,350,000          0           3.59     0.00
Jay E. Ostrow (1)                100,000          0           0.27     0.00
Jackson L. Morris (1)(4)       1,337,126      1,337,126       3.56     1.72
John V. Whitman, Jr. (1)(2)(3) 6,288,274      3,788,274      16.73     4.88
All directors and officers     9,075,400      5,125,400      24.15     6.60
as a group  (4 persons)

(1) Messrs. Salmon, Ostrow, Morris and Whitman's address is the address of the
Company.
(2) Mr. Whitman shares beneficial ownership of 671,260 shares with his wife.
(3) Mr. Whitman Shares legal ownership of 5,838,274 with his wife. 450,000 of the shares listed above are legally owned by Mr. Whitman's children who live in his home. Does not include 10,109,903 options which would become effective assuming the sale of all 40,000,000 Shares offered by the company by this prospectus
(4) Does not include 2,318,253 options which would become effective assuming the sale of all 40,000,000 Shares offered by the Company by this prospectus

DESCRIPTION OF SECURITIES

Common Stock:

The authorized Common Stock of the Company consists of one hundred million shares, with a par value per share of $.001,these changes were made by amendment on file February 1, 2000, which include the Shares offered by this Prospectus. A total of 15,374,199 shares of Common Stock were outstanding at September 30, 1999 and 22,213,392 additional shares were issued between that date and the date of this Prospectus, for a total outstanding of 37,587,591 shares at the date of this Prospectus. Holders of the Common Stock, which includes the Shares, (i) have equal and ratable rights with all holders of issued and outstanding Common Stock to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of the Company;
(ii) are entitled to share ratably with holders of issued and outstanding Common Stock in all of the assets of the Company available for distribution to holders of Common Stock, after distribution of the liquidation preference on the Preferred Stock, upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights; (iv) have no redemption or sinking fund provisions applicable thereto; and (v) have one vote on election of each director and other matters submitted to a vote of stockholders. All shares of Common Stock outstanding are, and those sold pursuant to this Prospectus when issued and delivered against payment therefore, will be, duly authorized, legally issued, fully paid and non-assessable.

Transfer Agent. The Company has engaged Atlas Stock Transfer Corporation, Salt Lake City, Utah to act as its transfer agent and registrar for the Common Stock.

SELLING STOCKHOLDERS

The following table sets forth the name of each Selling Stockholder who owns less than one percent of the issued and outstanding Common Stock of the Company and who has Shares included in this Offering. Assuming all such Shares are sold, none of these selling stockholders will own any stock in the Company. The total number of Shares included in this Offering by the following Selling Stockholders is 9,031,524 Shares. The Company will not receive any proceeds from the sale of the Common Stock, assuming none of the Shares offered by the Company pursuant to this Prospectus are sold, by the following Selling Stockholders.

Name of Selling       Number of Shares to be
Stockholder            sold in this Offering

Carol Bass                  50,000
Carolyn Posh                21,429
Chris Warden               714,286
Claire A. Moscatel          14,286
Crystal A. Kitchens         25,000
Dan Reyes                   42,857
Daniel L. Hefner &
Daniel L. Hefner           138,511
Gerald Hence             1,000,000
Ian Horn                   100,000
Jacob International, Inc   881,944
James Bakhtiar             142,857
Jeff Bartlam               142,857
Jennifer L. Hefner          25,000
Jeremy DeFalco              14,285
Joe L. Whitcraft           314,286
Joe Edwards                 15,000
Joel Koplik                 71,429
John Web III                28,571
John Millio                714,286
Marilyn McCleave           566,000
Mark Scheel                350,000
Meredith Posh               21,429
Mike Johnston              571,428
Myles Coleman               71,428
Rapid Release Research     432,000
Ron Mallett                100,000
Rosemary Rutledge          285,714
Roy C. Shrader             128,000
Scott Reichling             40,000
Shirley Hefner             200,000
Silicon Valley Staffing    142,857
Success Unlimited          721,500
Susan Venner               142,857
Thomas J. Kilcoyne         357,142
Tom Overturf               100,000
Victor A. Paru              30,000
Wayland Tonning             28,571
Wayne Throckmorton         142,857
XL Marketing               142,857

The following table sets forth the name of each Selling Stockholder who owns more than one percent of the issued and outstanding Common Stock of the Company before the Offering, the number of Shares included in the Offering made by this Prospectus and the percentage of Common Stock the Selling Stockholder owns before this Offering and will own after the Offering, assuming the sale of all the Shares included in this. The total number of Shares included in the offering by these Selling Stockholders is 4,450,000 Shares. The Company will not receive any of the proceeds from the sale of the Common Stock by the following Selling Stockholders. The Company believes that some or all of the following persons may have purchased additional shares of the Company's Common Stock in the public market, which Shares may be registered in street name and are not reflected in the following table.

                                                         Percent of Class
Name of Selling Stockholder    Number of       Shares    Before       After
                            Shares owned    to be sold  Offering   Offering

Jay E. Ostrow*                  100,000        100,000     0.27        0.13
David E. Salmon*              1,350,000      1,350,000     3.59        1.74
Whitman, John V.* & Marsha B.   671,260        500,000     1.79        0.64
Whitman, John V. Jr.*         5,502,644      2,500,000    14.64        3.22

*Employee of the Company.

DISTRIBUTION OF SHARES

Distribution by the Company:

The Company is offering 40,000,000 shares of its authorized but unissued Common Stock for sale by this Prospectus in a "self underwritten" public offering. The Company's Chairman, Mr. Whitman, will offer the 40,000,000 Shares on behalf of the Company. See, "Management". Mr. Whitman will not receive any compensation for sales of the Shares which he may make. The Company will rely on Rule 3(a)4-11 in that Mr. Whitman has never been either a registered securities broker-dealer or an affiliate or associated person thereof. The Company will receive the net proceeds from the sale of the 40,000,000 Shares. There is no assurance the Company will be able sell all or any of these Shares. The Shares offered by the Company are expected to be sold in negotiated transactions to investors. The Company may also issue Shares to creditors in payment of the Company's liabilities. The Company does not have agreements with any of its creditors to accept Shares in payment of amounts due to them. There is no assurance the Company will be able to pay any of its debts with the Shares. The value at which any creditor may accept Shares in payment of amounts due is expected to be negotiated between the Company and the individual creditor and is expected to be related to the bid and asked quotations for the Common Stock on the OTC Bulletin Board at the date of such acceptance. The Company may also acquire services or property, including the acquisition of other businesses, in exchange for Shares.

Distribution by Selling Stockholders:

The Selling Stockholders are offering 13,481,524 Shares for their own accounts. The Company has prepared the registration statement and is paying the costs of the registration statement of which this Prospectus is a part. The Company will not receive any proceeds from the sale of the Common Stock by the Selling Stockholders. The Company is solely responsible for the content of the registration statement and of this Prospectus. The Company has not engaged an underwriter for the Offering made by the Selling Stockholders. The Selling Stockholders have advised the Company that none of them have engaged an underwriter for the Offering. Generally, the Company expects the individual Selling Stockholders to place their respective Shares in their individual accounts at their own securities brokers and request the entry of sell orders against their stock positions.

The Selling Stockholder may sell the Shares in open market or block transactions or otherwise in accordance with the rules of the OTC Bulletin Board, or in private transactions, at prices related to the prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders for whom such broker-dealers may act as agent or to whom they sell as principal or both. Upon any sale of Shares offered hereby, the Selling Stockholders and participating broker-dealers or selling agents may be deemed to be "underwriters" as that term is defined in the Securities Act, in which event any discounts, concessions or commissions they receive, which are not expected to exceed those customary in the types of transactions involved, or any profit on resales of the Shares by them, may be deemed to be underwriting commissions or discounts under the Securities Act. Any Selling Stockholder or any affiliate of a Selling Stockholder or any Selling Stockholders who are acting in concert may violate Regulation M promulgated by the U.S. Securities and Exchange Commission pursuant to the Securities Exchange of Act of 1934, as amended, in the event any such person, directly or indirectly, places a bid to purchase, purchases, or attempts to induce another person to bid for or purchase shares of the Common Stock in the public market before the time such Selling Stockholder or all the Selling Stockholders who are acting in concert, as the case may be, have sold all of their shares of Common Stock which are covered by this Prospectus. Accordingly, no Selling Stockholder and no affiliate of a Selling Stockholder and no Selling Stockholders who are acting in concert should place bids for the purchase of, purchase or attempts to induce another person to bid for or purchase shares of the Common Stock in the public market for the Common Stock, in the event a public market develops, until such person has sold all of his shares covered by this Prospectus. Any person who, directly or indirectly, bids for or effects any purchase of the Common stock for the purpose of pegging, fixing or maintaining the price of the Common Stock (known as "stabilizing"), which bid or purchase does not comply with Regulation M, will be in violation of the regulation. Furthermore, no stabilizing is permitted at a price that the person stabilizing knows or has reason to know does not comply with Regulation M or which is the result of activity that is fraudulent, manipulative, or deceptive under the federal securities laws and regulations.

Pursuant to the provisions under the Securities Exchange Act of 1934, as amended, ("Exchange Act") and the rules and regulations there under, any person engaged in a distribution of the Shares offered by this Prospectus may not simultaneously engage in market making activities with respect to the Shares during the applicable "cooling off" period prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations there under including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of Shares by the Selling Stockholders.

MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market quotations:

The National Association of Securities Dealers, Inc, quotes the Company's Common Stock under the stock symbol "CRNC" on the OTC Bulletin Board. The following table sets forth the approximate high and low bid quotations for the Company's Common Stock for each calendar quarter during the twelve months ended September 30, 1999. These quotations are inter-dealer quotations without retail markup, markdown or commissions and may not represent actual transactions.

Quarter ended           High Bid         Low Bid

March 1999                .875             .875
June 1999                 .29              .29
September 1999            .46              .33
December 1999             .625             .07

The high and low bid quotations for the Company's Common Stock on February 7, 2000 were $.234 and $.3125 and the closing price on that date for the Company's Common Stock on the OTC Bulletin Board was $.3125:

The Company had approximately 646 holders of its common stock at September 30, 1999. At February 7, 2000, the Company had approximately 1200 holders of its common stock. The Company's transfer agent is Atlas Stock Transfer of Salt Lake City, Utah.

Dividends:

Dividends on the Common Stock can be paid lawfully only out of current and retained earnings and surplus of the Company, when, as and if declared by the Board of Directors. The Company has not declared or paid any dividends on the Common Stock or the Preferred Stock and there is no assurance dividends will be paid in the foreseeable future. The payment of dividends in the future rests within the discretion of its Board of Directors and will depend, among other things, upon the Company's earnings, its capital requirements and its financial condition, as well as other factors which the board of directors deems relevant. The Company does not expect to pay cash dividends within the next five years based upon its plan to invest its profits, if any, in expansion of the Company's shopper products and community news products.

SHARES AVAILABLE FOR FUTURE SALE

Sale of a substantial number of additional shares of Common Stock into the public trading market following the Offering could adversely affect the prevailing market prices for the Common Stock, as a result of an increased supply in the number of shares available for trading.

Following completion of this Offering, assuming the sale of all the Shares offered by the Company, the Company will have outstanding an aggregate of 77,587,591 shares of Common Stock. In addition, if all the outstanding Common Stock Purchase Options were to be exercised, totaling 12,428,156 shares of Common Stock, the Company would have a total of 90,015,747 shares issued and outstanding.

Of the total shares which would be outstanding, assuming the sale of all the Shares offered by the Company pursuant to this Prospectus and exercise of all outstanding common stock purchase options, 12,428,156 of those shares are subject to the requirements of Rule 144 by virtue of being either issued within the last twelve months in a transaction not involving a public offering (a "restricted security") or being owned by "affiliates" of the Company and not being included in a registration statement for resale by those affiliates. In general under Rule 144 as currently in effect, a person who is an affiliate of the Company or has owned a "restricted security" for more than twelve months is entitled to sell in "broker's transactions" or to market makers, within any three month period, a number of shares that does not exceed the greater of (i) one percent of the then issued and outstanding shares of Common Stock (775,876 shares, assuming the sale by the Company of the Shares offered hereby) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the filing of a Form 144 with the Commission with respect to the proposed sale (8,584,950 shares, at the date of this Prospectus). Sales under Rule 144 and sales by affiliates are subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. The Company may, at any time, file a registration statement covering shares held by the Company's affiliates and shares which are a restricted security, in which event the holder thereof would be able to immediately sell such shares into the public trading market upon the effective date of such registration statement.

INTEREST OF COUNSEL

The Company will rely on an opinion given by Jackson L. Morris, Esq., Tampa, Florida, as to the legality of the Shares. Mr. Morris is a director of the Company and the holder of 1,337,126 shares of the Company's Common Stock, none of which are offered for sale by this Prospectus, and Common Stock Purchase Options to acquire 2,318,253 shares assuming the sale of the 40 million shares being offered by the Company in this prospectus are sold. See "Management Compensation-Common Stock Purchase Options" and "Principal Stockholders".

EXPERTS

The Company's financial statements at and for the period ended September 30, 1999 and 1998 included in this Prospectus and the related Registration Statement have been audited by BELLA, HERMIDA, GILLMAN, HANCOCK & MUELLER, independent certified public accountants, as stated in their report appearing herein, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

ADDITIONAL INFORMATION

The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, ("Exchange Act") and, in accordance therewith, files reports and other information with the U.S. Securities and Exchange Commission ("Commission") in Washington, D.C. pursuant to Section 15(d) of the Exchange Act. These reports and other information may be inspected without charge at the principal office of the Commission, at Judiciary Plaza, 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549, and at the Northeast Regional Office of the Commission at Seven World Trade Center, Suite 1300, New York, New York 10049. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549, upon payment of prescribed fees. The Commission maintains a web site that contains such material filed electronically with the Commission at http://www.sec.gov. The Commission's web site can also be accessed through the Company's web site at http://www.chronicleinc.com.

FINANCIAL STATEMENTS
INDEX TO FINANCIAL STATEMENTS
                                                                  Page
Independent Auditor's Report on Financial Statements

December 20, 2000
INDEPENDENT AUDITORS' REPORT
To the Board of Directors and Stockholders of Chronicle Communications, Inc.

We have audited the accompanying consolidated balance sheets of Chronicle Communications, Inc., (a Georgia Corporation) and subsidiaries as of September 30, 1999, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

The financial statements as of September 30, 1997, and for the year then ended have been restated to reflect the pooling of interests with Bright Now, Inc. as described in Note 3 to the consolidated financial statements. We did not audit the individual financial statements of Chronicle Communications, Inc., which statements reflect total assets of $797,020 as of September 30, 1997 and total revenues of $645,051 for the year then ended. Those statements were audited by other auditors whose report, dated February 20, 1998, on those statements included an explanatory paragraph describing conditions that raised substantial doubt about the Company's ability to continue as a going concern. Our opinion, insofar as it relates to the amounts included for the individual financial statements of Chronicle Communications, Inc. as of September 30, 1997, and for the year ended, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chronicle Communications, Inc. and subsidiaries as of September 30, 1999, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2, the Company's significant operating losses, negative cash flows and debt position raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Respectfully submitted,

/s/  BELLA, HERMIDA, GILLMAN, HANCOCK & MUELLER

Certified Public Accountants
Plant City, Florida

CHRONICLE COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS


ASSETS

                                              September 30,
                                  1999             1998            1997

CURRENT ASSETS:
Cash                         $   7,707          $   14,457  $    1,455
Accounts Receivable            197,218             123,055     312,806
Inventory                       32,110              85,297     101,384
Other Current Assets           101,413              22,144
Advances to Stockholders,
 Current Portion               115,000

Total Current Assets           338,448             222,809     552,789

PROPERTY AND EQUIPMENT,
Net of Accumulated
 Depreciation of $745,659
(1999), $504,453 (1998)
 and $338,344 (1997)         1,334,850           1,496,990   1,662,512

ADVANCES TO STOCKHOLDERS       491,308             160,021     200,075

OTHER ASSETS                   608,749               6,417      12,764

TOTAL ASSETS                $2,773,355          $1,886,237  $2,428,140


LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
Bank Overdraft               $  31,944           $  5,014    $  28,613
Short-Term Notes               322,321            304,270      181,897
Current Maturities
 of Long-Term Debt           1,178,390          1,030,331      180,790
Accounts Payable             1,585,523           1,084,637     852,150
Accrued Payroll Liabilities    532,231             324,967     204,981
Other Accrued Liabilities      819,072             298,238      72,554

Total Current Liabilities    4,469,481           3,047,457   1,520,985

LONG-TERM LIABILITIES          192,000                         849,715

Total Liabilities            4,661,481           3,047,457   2,370,700

STOCKHOLDERS' EQUITY:
Common Stock, No Par
 Value, 35,000,000
 Shares Authorized,
 15,374,199, 3,367,785
 and 2,388,708 Shares
 Issued and Outstanding at
 September 30, 1999, 1998
  and 1997, respectively     5,825,903          2,515,366    1,920,449
  Accumulated Deficit       (7,714,029 )       (3,676,586 ) (1,863,009)

  Total Stockholders'
   Equity (Deficit)         (1,888,126 )       (1,161,220 )     57,440

TOTAL LIABILITIES AND
STOCKHOLDERS'
 EQUITY (DEFICIT)           $2,773,355         $1,886,237   $2,428,140


The Accompanying Notes are an Integral Part of These Consolidated Financial Statements


CHRONICLE COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS


                                  For the Years Ended September 30,
                                   1999          1998          1997


SALES                           $1,934,500   $1,748,026    $2,421,931


COST OF SALES                    1,704,577    1,691,021     2,198,196


GROSS PROFIT                       229,923       57,005       223,735


OPERATING EXPENSES:
General and Administrative       3,934,388    1,567,748     1,559,489
Interest                           262,614      302,834       180,749

Total Operating Expenses         4,197,002     ,870,582     1,740,238


LOSS FROM OPERATIONS            (3,967,079)  (1,813,577 )  (1,516,503)


OTHER INCOME (EXPENSE)        (     70,364)                    88,992


NET LOSS                        $4,037,443) $(1,813,577)  $(1,427,511)



NET LOSS PER COMMON
 SHARE, BASIC                  $(  0.51)      $(  0.70)      $(  .68)


WEIGHTED-AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING        7,798,896    2,589,632     2,113,131



The Accompanying Notes are an Integral Part of These Consolidated Financial Statements


CHRONICLE COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT) FOR THE YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997



                              Common Stock       Preferred Stock  Accumulated
                            Shares   Amount      Shares   Amount    Deficit


Balance,
 October, 1996            1,789,750   $787,346   $               $( 435,498 )

Common Stock Issued:
For Cash, Net of
 Offering Costs             570,083    977,759
For Consulting Services       2,500      2,500
For Payment of
 Directors' Fees              8,750     17,500
For Employee Compensation    17,625     35,944

Preferred Stock Issued
 for Services                                   7,500,000    7,500

Surrender and Cancellation of
    Preferred Stock Issued                     (7,500,000)  (7,500)

Contribution of Services                99,400

Net Loss for the Year                                            (1,427,511)

Balance,
 September 30, 1997       2,388,708 $1,920,449           $-     $(1,863,009)


Common Stock Issued:
For Cash, Net of
 Offering Costs             360,241    283,620
For Consulting Services     577,500    255,000
For Commissions Payable       7,720     22,398
For Interest on Loans        10,760     16,299
For Employee Compensation     3,000      6,600
For Debt Repayment           19,856     11,000

Net Loss for the Year                                            (1,813,577)

Balance,
 September 30, 1998       3,367,785 $2,515,366                  $(3,676,586)


Common Stock Issued:
For Cash, Net of
 Offering Costs           2,826,378    667,871
For Consulting Services   2,518,468    575,025
For Employee Compensation 2,263,580  1,012,160
For Debt Repayment        1,070,738    326,203
For Operating Expenses      394,389    133,241
For Acquisitions          2,500,000    407,812
For Shareholder Advances    432,861    188,225

Net Loss for the Year                                            (4,037,443)


Balance,
 September 30, 1999      15,374,199 $5,825,903            $-    $(7,714,029)

The Accompanying Notes are an Integral Part of These Consolidated Financial Statements


CHRONICLE COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                            For the Years Ended September 30,
                                     1999              1998            1997

OPERATING ACTIVITIES:
Net Loss                         $(4,037,443)     $(1,813,577)   $(1,427,511)
Adjustments to Reconcile
 Net Loss to Net Cash Used
 in Operating Activities:
  Depreciation and Amortization      170,354          172,456        161,039
  Loss (Gain) on the Sale of Assets   14,462                        ( 88,992)
  Loss on Investments                 55,902
  Expenses Paid with Stock         2,147,778          300,297         38,444
  Expenses Paid with Debt            396,236
  Contributed Services                                                99,400
  Increase or Decrease in:
    Accounts Receivable              116,295          189,751         24,122
    Inventory                         63,730           16,087          2,411
    Other Assets                    ( 33,134 )         22,144         70,101
    Accounts Payable                 312,913          232,487        396,612
    Accrued Liabilities              615,895          345,670        212,129

      Net Cash Used in
       Operating Activities      (   177,012 )    (   534,685)   (   512,245)


INVESTING ACTIVITIES:
  Cash from Acquisitions              46,929                         119,620
  Purchase of Property and
  Equipment                         ( 14,549 )        (   586)    (  556,261)

    Net Cash Provided by
    (Used in) Investing
     Activities                       32,380          (    586)   ( 436,641)


FINANCING ACTIVITIES:
  Bank Overdraft                      20,135          ( 23,599)    ( 26,247)
  Proceeds from Issuance of Debt      68,500           174,004      849,257
  Principal Payments of Debt       (  33,448)        (  40,805)   ( 652,825)
  Advances to Stockholders         ( 129,343)         155,053     ( 215,952)
  Proceeds from Issuance of Stock    212,038          283,620       977,759

    Net Cash Provided by
    Financing Activities             137,882          548,273       931,992


NET INCREASE (DECREASE) IN CASH  (    6,750 )          13,002      ( 16,894)


CASH AT BEGINNING OF YEAR            14,457             1,455        18,349


CASH AT END OF YEAR                $  7,707          $ 14,457     $   1,455



CHRONICLE COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)


                                         For the Years Ended September 30,
                                         1999         1998           1997


SUPPLEMENTAL DISCLOSURES OF
 CASH FLOW INFORMATION:

Cash Paid during the Year for
 Interest                              $29,455       $29,172       $150,517
SUPPLEMENTAL SCHEDULE OF NONCASH
 INVESTING AND FINANCING ACTIVITIES:

  Stock Issued for Payment
   of Expenses                      $2,147,778       $   0          $17,500

Equipment Purchased with Notes      $      0         $   0          $86,799

Stock Issued for Debt Repayment     $    43,640      $11,000        $    0

Stock Issued for Acquisitions
  and Investments                     $ 512,049

Stock Issued for Stockholder
 Advances                           $   397,234

Proceeds from Sale of
 Investments for Stockholders
 Advances                         $       8,297

Property Surrendered for
 Debt Repayment                        $ 14,000


The Accompanying Notes are an Integral Part of These Consolidated Financial Statements


CHRONICLE COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 1999, 1998 AND 1997


NOTE 1:     ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Chronicle Communications, Inc., a Georgia Corporation, was originally organized as a publisher of several newspaper and shopper editions in several Georgia counties. During 1998, these publications were discontinued and the Company began a series of acquisitions in the publishing and computer communications field. Chronicle Communications, Inc. now serves as the parent company to the acquired businesses.

On September 30, 1998, the Company acquired Bright Now, Inc. and Subsidiaries in a business combination accounted for as a pooling of interests. The accompanying financial statements for 1998 are based on the assumption that the companies were combined for a full year and the financial statements of the prior year have been restated to give effect to the combination. Bright Now, Inc. operates a commercial printing plant in Tampa, Florida.

On January 3, 1999, the Company acquired Bartow Communications, Inc. in a combination accounted for as a purchase. The financial statements include the results of operations of Bartow Communications, Inc. from the date of acquisition through September 30, 1999. Bartow Communications, Inc. publishes real estate editions in the Washington, D.C. area.

On August 19, 1999, the Company acquired Americomp Computers, Inc., a computer equipment retailer, located in Houston, Texas. The combination was accounted for as a purchase and the financial statements include the results of operations for Americomp Computers, Inc. from the acquisition date through September 30, 1999.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Reclassification of Financial Statement Presentation

Certain reclassifications have been made to the 1997 and 1998 financial statements to conform to the 1999 financial statement presentation. Such reclassifications had no effect on net income as previously reported.

Cash Equivalents

For purposes of financial statement presentation, the Company considers all highly liquid instruments with maturity of three months or less to be cash equivalents. The Company holds no such instruments at September 30, 1999, 1998 and 1997.

Accounts Receivable

The Company grants unsecured credit to its customers for terms of 10 to 60 days. The Company considers all accounts receivable to be collectible; therefore, no allowance for uncollectible accounts has been recorded.

Inventory

Inventories are recorded at the lower of cost (first-in, first-out) or market. Inventories consist principally of paper, printing supplies and computer parts.


CHRONICLE COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 1999, 1998 AND 1997


NOTE 1:      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)

Property and Equipment

Property and equipment is stated at cost and depreciated using the straight-line method over estimated useful lives ranging from 5 to 40 years. Expenditures for maintenance and repairs are charged to expense as incurred. Major improvements are capitalized.

Deferred Financing Costs

Costs connected with obtaining and executing debt agreements are capitalized and amortized on the straight-line basis over the term of the related debt. Amortization expense charged to operations for the years ended September 30, 1999, 1998 and 1997 amounted to $11,415, $6,347 and $19,476, respectively.

Deferred Tax Assets and Liabilities

Deferred income taxes are the result of the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is provided against deferred income tax assets in circumstances where management believes recoverability of a portion of the asset is not reasonably assured.

Earnings (Loss) per Share

Basic net earnings (loss) per common share is computed by dividing the net earnings (loss) by the weighted-average number of common shares outstanding. Common stock equivalents have not been included in the computation for these periods because their inclusion would be antidilutive. Diluted earnings per share are computed to include potential dilution from the exercise or conversion of securities, such as stock options or warrants, into common stock. Because the effect of including these securities is antidilutive, they have been excluded from the computation and the diluted loss per share is equal to the basic loss per share.

Stock-Based Compensation

The Company accounts for stock issued to employees as provided in Accounting Principles Board Opinion No. 25, whereby compensation expense is recorded on the date the options are granted equal to the excess of the market price of the underlying stock over the exercise price and provides pro forma disclosure of the application of Statement of Financial Accounting Standards No. 123.

Principles of Consolidation

The consolidated financial statements include the accounts of Chronicle Communications, Inc. and all wholly owned subsidiaries. All material intercompany transactions have been eliminated.

NOTE 2:     GOING CONCERN

The Company incurred operating losses of $3,967,079, $1,813,577 and $1,516,503 for the years ended September 30, 1999, 1998 and 1997, respectively. At September 30, 1999, current liabilities exceeded current assets by $4,131,033, and the Company is in default on substantially all of its debt. Major vendors have placed the Company on a COD basis for future purchases. Bright Now, Inc. has filed for reorganization under Chapter 11 of the United States Bankruptcy Code.


CHRONICLE COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 1999, 1998 AND 1997


NOTE 2:   GOING CONCERN (CONTINUED)

These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classifications of liabilities that might be necessary in the event the Company cannot continue in existence.

During 1999, 1998 and 1997, the Company funded much of its working capital needs through the sale of its common stock. Approximately $2,190,000 in capital was raised in connection with these stock sales. The Company's continued ability to operate is dependent on its ability to refinance its existing debt, raise additional capital, collect stockholder advances and reverse negative operating trends.

NOTE 3:       ACQUISITIONS

On January 3, 1999, the Company acquired Bartow Communications, Inc. for 125,000 shares of the Company's common stock, in a business combination accounted for as a purchase. Bartow Communications, Inc. is primarily engaged in real estate publishing in the Washington, D.C. area. The results of operations of Bartow Communications, Inc. are included since the date of acquisition. The total cost of the acquisition was $14,062, which exceeded the fair value of the net assets of Bartow Communications, Inc. by $214,824.
The excess was allocated to goodwill and is being amortized on a straight line basis over a period of twenty years.

On August 19, 1999, the Company acquired Americomp Computers, Inc. for 2,250,000 shares of the Company's common stock, in a combination accounted for as a purchase. Americomp Computers, Inc. is primarily engaged in retail sales of personal computer equipment. The total cost of the acquisition was $373,500, which exceeded the fair value of the net assets of Americomp Computers by $401,791. The excess was allocated to goodwill and is being amortized on a straight line basis over a period of twenty years. The results of operations of Americomp Computers are included since the date of acquisition. The following presents pro forma information as if the acquisition had occurred on January 1, 1998.
                                                 1999                1998

Net Sales                                      $3,204,178         $5,478,613

Net Income                                    $(4,127,078)       $(1,687,920)

Earnings per Share:

                    Basic                    $(     .51 )       $(    .57)

                    Fully Diluted            $(     .51 )       $(    .57)

The above amounts reflect adjustments for amortization of goodwill acquired in the purchase. The amounts included for Americomp Computers, Inc. are based on a December 31 year end, and therefore reflect only nine months activity for the year ended September 30, 1999.

On September 30, 1998, the Company acquired Bright Now, Inc. and Subsidiaries in a business combination accounted for as a pooling of interests. Bright Now, Inc., which operates a commercial printing press plant, became a wholly owned subsidiary through the exchange of 640,000 shares of the Company's common stock for all of the outstanding stock of Bright Now, Inc. and subsidiaries. In accordance with generally accepted accounting principles, the financial statements for 1998 are presented as if the companies were combined for the entire year, and the prior year's financial statements have been restated for the effects of the combination.


CHRONICLE COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 1999, 1998 AND 1997

NOTE 3:    ACQUISITIONS (CONTINUED)

Summarized results of operations of the separate companies for the period from October 1, 1997 through September 30, 1998, the date of acquisition, are as follows:

                                           Chronicle
                                      Communications, Inc.  Bright Now, Inc.

Net Sales                              $   456,246            $1,291,780

Net Loss                               $ 1,363,223            $  450,354

The summarized assets and liabilities of the separate companies on the date of acquisition were as follows:

                                           Chronicle
                                      Communications, Inc.  Bright Now, Inc.

Current Assets                      $     19,676             $   203,133
Property and Equipment                   325,855               1,171,135
Other Assets                             160,946                   5,492

Total Assets                        $    506,477             $ 1,379,760

Liabilities                         $   970,680              $2,076,777

The following is a reconciliation of net sales and net loss as previously reported for 1997 with restated amounts:

                                                            Year Ended
                                                        September 30, 1997

Net Sales:
  As previously reported                                  $   645,051
  Bright Now, Inc.                                          1,776,880

As Restated                                               $ 2,421,931


Net Loss:
  As previously reported                                  $(   872,383)
  Bright Now, Inc.(   555,128)

As Restated                                                $(1,427,511)


CHRONICLE COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 1999, 1998 AND 1997


NOTE 4:     PROPERTY AND EQUIPMENT

The following is a summary of property and equipment at cost, less accumulated depreciation:

                                        1999           1998           1997

  Land                                $ 30,875      $ 30,875       $ 30,875
  Building and Improvements            691,471       721,471        721,471
  Machinery and Equipment            1,358,163     1,249,097      1,248,510

    Total                            2,080,509     2,001,443      2,000,856

  Less, Accumulated Depreciation       745,659       504,453       338,344

    Net Property and Equipment      $1,334,850    $1,496,990    $1,662,512


Depreciation expense for the years ended September 30, 1999, 1998 and 1997 was $158,939, $166,109 and $141,563, respectively.


NOTE 5:        SHORT-TERM DEBT

Short-Term Debt consists of the following:

                                              1999        1998         1997

Line of credit payable to bank; unsecured;
  bearing interest at bank prime plus 2.5%;
  in default, entire principal plus interest,
  costs and fees due immediately            $30,931     $ 25,000     $ 25,000

Note payable to individual; secured by
  mortgage on real estate; bearing interest
  at 10%; in default, entire principal plus
  interest due immediately                   46,245       46,245       46,245

Note payable to individual; unsecured;
  bearing interest at 11%; in
  default, entire principal plus
  interest due immediately                   12,500       12,500

Loans payable to individuals; unsecured;
  bearing interest at various rates with
  various repayment terms                   232,645      220,525      110,652


    Total Short-Term Debt                  $322,321     $304,270     $181,897


CHRONICLE COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 1999, 1998 AND 1997


NOTE 6:       LONG-TERM DEBT

Long-Term Debt consists of the following:

                                     1999             1998            1997

Mortgage note payable; bearing
 interest at 8%; monthly
 payments of principal and
 interest of $1,142; in
 default, entire principal
 plus interest and fees due
 immediately; secured by
 mortgage on real estate;
 guaranteed by the Company's
 president and majority
 stockholder                     $ 110,567        $ 115,965       $ 118,832

Note payable to bank; bearing
 interest at 11%; in default,
 entire unpaid balance of
 principal and interest due
 immediately; secured by
 equipment, trade accounts
 receivable, and 42,500
 shares of the Company's
 common stock; co-signed
 by four stockholders               40,832           56,927          54,887

Note payable to stockholder;
 bearing interest at 11%;
 in default, entire unpaid
 balance of principal and
 interest due immediately;
 secured by all of the
 property of the Company            25,000           25,000          25,000

Note payable to individual;
 bearing interest at 10.5%;
 monthly payments of interest
 only through December 1,
 1998; secured by mortgage
 deed to real estate                                 14,000          14,000

Note payable to bank; bearing
 interest at 10.95%; monthly
 payments of $4,231; in default
 with entire principal, plus
 interest, costs and fees
 due immediately; secured by
 mortgage on real estate           521,350          404,280         404,901

Note payable to bank; bearing
 interest at bank prime plus
 2.5%; monthly payments of
 $5,609; in default with
 entire principal, plus
 interest, costs and fees
 due immediately; secured
 by blanket lien on all
 business assets                   297,641          237,355         247,230

Note payable to financial
 institution; bearing interest
 at 18%; monthly payments
 of $3,849;in default with
 entire principal, interest,
 costs and fees due immediately;
 secured by lien on equipment
 and judgment entered
 March 19, 1998                    171,000          171,000         122,342

Note payable to vendor;
 payable at a minimum of
 $1,500 monthly by
 applying a portion of
 purchases over 36 months;
 secured by equipment                                 5,804          43,313



CHRONICLE COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 1999, 1998 AND 1997


NOTE 6:	LONG-TERM DEBT (CONTINUED)
                                              1999         1998       1997

Loans payable to individuals; unsecured;
 bearing interest at various rates with
 various repayment terms                     204,000
Total                                      1,370,390   1,030,331   1,030,505

Less, Current Maturities                   1,178,390   1,030,331     180,790

Net Long-Term Debt                       $   192,000  $    0     $   849,715

Based on current borrowing rates, the fair value of notes payable approximates their carrying amount.


NOTE 7:     INCOME TAXES

The Company has tax loss carryforwards of approximately $7,456,370 that may be applied against future taxable income. These losses create a deferred tax asset at September 30, 1999, 1998 and 1997. Due to the uncertainty of the Company's realization of this benefit, management has established a valuation allowance equal to the total amount of the deferred tax assets.


                                    1999             1998            1997

Loss Carry forward                $1,112,296        $612,208      $320,509

Less, Valuation Allowance          1,112,296         612,208       320,509

Net Deferred Tax Assets            $    0           $     0     $      0

The loss carry forwards expire as follows:

Year of Expiration    Amount

2011              $     68,400
2012                 1,385,735
2013                 1,923,731
2014                 4,078,504

                    $7,456,370

NOTE 8:	RELATED PARTY TRANSACTIONS

The Company has made advances to its president and majority stockholder. These advances have no specific terms, are non-interest bearing, and are unsecured. The balances of these advances, less the amounts repaid, are as follows:
                                  1999              1998            1997

  Advances to Stockholders      $751,730          $444,021         $315,075
  Less, Amount Repaid            260,422           284,000

  Net Advances to Stockholders  $491,308          $160,021         $315,075


CHRONICLE COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 1999, 1998 AND 1997

NOTE 9:      STOCK OPTIONS

The Company issues stock options to its officers and directors as compensation for their services. The Company has elected to account for these stock options using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Compensation expense is measured as the excess of the quoted market price of the stock over the option price on the measurement date and charged to the period in which the related services are performed. Compensation charged to operations amounted to $382,668, $36,579 and $0 for the years ended September 30, 1999, 1998 and 1997, respectively.

FASB Statement No. 123 requires pro forma disclosure of information regarding net income and earnings per share determined as if the Company has accounted for these stock options using the fair value method of that Statement. The pro forma information for September 30, 1999, 1998 and 1997 is as follows:

                                    1999             1998          1997

Pro Forma Net Loss               $4,379,774      $1,823,473    $1,440,142

Pro Forma Net Loss
 per Common Share                $   0.56        $   0.70      $  .068

The estimated fair value of these stock options was calculated using the Black-Scholes option pricing model. The weighted-average fair value of the options at their grant date and the assumptions used in the models are as follows:

                                          1999          1998         1997

 Weighted-Average Fair Value            $  .42         $ .12        $ .21
 Risk-Free Interest Rate                  5.01%         5.00%        5.84%
 Dividend Yield                             0            0             0
 Volatility Factor of Expected
  Market Price                            4.19          3.22           -
  Weighted-Average Expected Life            1            1           3.25

A summary of the Company's stock option activity and related information is as follows:

                                1999           1998            1997
                             Weighted         Weighted         Weighted
                             Average          Average          Average
                         Exercise Price    Exercise Price   Exercise Price
                Options  Per Share   Options  Per Share   Options Per Share

Outstanding,
 October 1      390,094   $ .03        5,000    $.03                 $
Granted       3,303,056   $ .12      390,094     .03      5,000    .03
Exercised    (2,286,787 ) $ .12
Canceled/Expired                  (    5,000)    .03

Outstanding,
 September 30 1,406,363   $ .12      390,094    $.03      5,000   $.03

All shares outstanding at September 30, 1999 are exercisable at prices ranging from $.02 to $.05 with estimated remaining lives of less than one year.


CHRONICLE COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 1999, 1998 AND 1997


NOTE 10: EQUITY

On March 11, 1997, the Board of Directors authorized the Company to issue up to 7,500,000 shares of $.001 par value convertible voting preferred stock. During the year ended September 30, 1997, the shares were issued to the Company's president at par value. These shares were surrendered to the Company on September 29, 1997 and cancelled by the Board.

On November 15, 1997, the Company approved a one-to-two reverse common stock split. On July 1, 1998, the Company approved a one-to-four reverse common stock split. All references to number of shares of common stock in the accompanying financial statements have been restated to reflect these transactions.

On July 8, 1999, the Company issued warrants to Generation Capital Associates exercisable for up to 600,000 shares of common stock at $150,000. Unexercised warrants will expire December 31, 2000.

Subsequent to September 30, 1999, the Company issued an additional 6,838,421 shares of common stock, including approximately 2,211,363 restricted shares and 4,627,058 free-trading shares, for general corporate purposes in the amount of $1,479,915.

NOTE 11: COMMITMENTS AND CONTINGENCIES

The Company has been involved in litigation resulting from its default on a bank loan secured by a mortgage on the property on which its plant is currently operating. As a result of an order resulting from the plaintiff's motion for final judgement, the court has scheduled foreclosure sale of the property. The Company has been successful in postponing the foreclosure while it seeks financing from other sources. The Company is also a defendant in litigation with numerous other creditors resulting from the Company's default on debt obligations. Some of these obligations are secured by the Company's assets. To the extent the Company is unable to cure these defaults, it may be obligated to surrender operating assets to satisfy creditors. No estimate of the amount of resulting loss can be made.

The Company leased part of its operating facilities and various office equipment under operating leases with terms of less than one year. Rent expense for these leases amounted to $2,823, $38,679 and $45,644 for the years ended September 30, 1999, 1998 and 1997, respectively.

NOTE 12: CONCENTRATION OF CREDIT RISK

Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash equivalents and unsecured trade receivables. The Company's cash equivalents are maintained with financial institutions located in Florida and Georgia. The Company holds no cash equivalent in excess of federally insured limits. The Company grants credit to customers, substantially all of whom are located in Florida and Georgia. The Company's ability to collect these receivables is dependent upon economic conditions in Florida and Georgia and the financial condition of its customers.

NOTE 13: SUBSEQUENT EVENTS

Subsequent to September 30, 1999, Bright Now, Inc. filed for reorganization under Chapter 11 of the United States Bankruptcy Code. A hearing on a motion to dismiss or convert the case to Chapter 7 is scheduled for February 7, 1999.

II--INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.
The Registrant may indemnify a director and must indemnify an officer who is made party to a proceeding because he is or was a director or officer against liability incurred in the proceeding if he acted in a manner he believed in good faith to in or not opposed to the best interests of the Registrant and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A director or officer's conduct with respect to an employee benefit plan for a purpose he believed in good faith to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirements of Georgia law regarding indemnification. The Registrant may not indemnify a director or an officer in connection with a proceeding by or in the right of the Registrant in which the director or officer was adjudged liable to the Registrant or in connection with any other proceeding in which the director or officer was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification in a proceeding by or in the right of the Registrant is limited to reasonable expenses incurred in connection with the proceeding. To the extent a director or officer is successful on the merits or otherwise in the defense of any proceeding to which was a party, or in defense of any claim, issue or matter therein, because he is or was a director of the Registrant, the Registrant must indemnify the director or officer against reasonable expenses incurred by him in connection with the proceeding. The Registrant may pay or reimburse the reasonable expenses incurred by a director or officer in advance of final disposition of a proceeding, provided the director furnishes the Registrant with written affirmation of his good faith and a written undertaking to repay any advances if it is ultimately determined that he is not entitled to indemnification. The Board or special legal counsel must make a determination in each case of indemnification of a director, but not of an officer, that indemnification is permissible in the circumstances because the director has met the required standard of conduct.Article XI of the Registrant's Bylaws also contain provisions for indemnification of directors and officers. See,
Exhibit 3.2.

Item 25. Other Expenses of Issuance and Distribution.
Registration fees:
Federal                             $2,965.02
Printing                            $  500.00
Accounting                          $3,000.00
                                   ------------
Total:                              $6,465.02
                                    ===========
Legal counsel is a director and secretary of the Registrant and is not being paid any cash fee for preparation of this Registration Statement, prior registration statements or reports filed under the Securities Exchange Act of 1934, as amended, for other legal services or for services as director and secretary. In recognition of such services, however, the Registrant has granted to its legal counsel certain common stock purchase options which legal counsel exercises from time to time to offset the amount of his fees in general. See, "Management Compensation-Common Stock Purchase Options" in the Prospectus included elsewhere in this Registration Statement. The Registrant is not paying any engraving costs or transfer agent's fees specifically for the offering covered by this Registration Statement.

Item 26. Recent Sales of Unregistered Securities.
The following information covers the Registrant's unregistered sales of securities within the three year period ending on September 30, 1999 and the interim period subsequent thereto.

First Offering:
(a)  Dates of offering-September 20, 1996 to May 30, 1997
Securities sold-Common Stock
Amount sold- 454,428 shares as adjusted for stock splits
(b) Granted as bonuses to five employees of the Registrant, sold for cash to one employee, sold for cash to eighty-three investors who had a personal relationship with the founder or with a directors or with a consultant to the Registrant or with an existing stockholder of the Registrant and sold for services to eleven consultants.
(c) $7,100 value of employee bonuses, $555,091 sold for cash and $170,336 value for consulting services in connection with the sale of common stock. Total cash and value of all stock issued: $822,727
(d) Registrant relies upon Section 3(b) of the Securities Act of 1933 and Rule 504 promulgated thereunder in that the offering did not exceed $1,000,000 (including securities sold in the six month period preceding the offering in reliance upon Section 3(b), there having been none).

Second Offering:
(a) Date of offering-August 1, 1997Securities sold-Convertible, Voting Preferred StockAmount sold-7,500,000 shares
(b) Sold to the founder, his wife and both are executive officers, one of whom is a director (two persons)
(c) $7,500 sold for cash pursuant to subscription receivable from related party.
(d) The Registrant relies upon Section 4(2) of the Securities Act of 1933 in that the offering was made by an issuer and did not involve a public offering due to the investors limited to persons who are the cofounders, directors and executive officers of the Registrant. The Registrant asserts that the offering Convertible, Voting Preferred Stock to the founder and his wife, both of whom are executive officers (2 persons) for a special purpose should not be integrated with the offering of common stock being made under Rule 504 because of the difference in the type of securities, the difference in price per share, the different purpose for which it was issued and possible other factors. The 7,500,000 shares of Convertible, Voting Preferred Stock were voluntarily surrendered to the Registrant for cancellation on September 29, 1997. The shares of Common stock issued in the first, second and fourth offerings have not been reduced for cancellations of certain shares issued.

Third Offering:
(a) Dates of offering-June 1, 1997 to September 23, 1998Securities sold-Common StockAmount sold- 556,168
(b) Issued as a bonus to three employee and to two new directors for joining board, sold to thirty-one new investors (seventeen accredited and fourteen non-accredited) who had a personal relationship with the founder or with a directors or with a consultant to the Registrant or with an existing stockholder of the Registrant, sold to twenty-two existing stockholders and issued to two consultants, one of whom was already a stockholder.
(c) $6,450 value of employee bonuses, $7,000 value to new directors, $533,111 sold for cash and $271,250 sold for consulting services in connection with the sale of Common Stock and public relations.
(d) The Registrant relies upon Section 3(b) of the Securities Act of 1933 and Rule 505 promulgated thereunder in that the Registrant realized in May 1997 that its funding requirements could exceed the $1,000,000 limitation of Rule 504 and it terminated the Rule 504 offering at May 31, 1997 and commenced an offering under Rule 505 in which it has sold stock to not more than thirty-five non accredited investors (actual number of non-accredited investors is fourteen).

Fourth Offering:
(a) Dates of the offering-September 24, 1998 to November 8, 1999 Securities sold-Common Stock Amount sold-12,812,758 shares (includes 432,861 shares to be
canceled which were issued           in error in exercise of executive
options)
(b) Issued as compensation for services and as bonuses to five employees of the Registrant, sold for cash to nine investors (seven accredited and two non accredited), issued in payments of accounts payable by the Registrant and a subsidiary to eight creditors, issued upon exercise of options by three directors and executive officers, issued as payment for consulting services to eighteen firms and individuals, issued in payment of miscellaneous expenses to two persons, including one director and executive officer and issued in acquisitions of five companies to twelve persons.
(c) $271,000 valued at market for employee compensation and bonuses, $294,786.73 sold for cash, $512,650.86 in amount of accounts payable liquidated, $1,281,064.98 valued at market for options exercised by directors and executive officers (net of shares to be canceled), $569,954.50 negotiated value of consulting fees paid, $10,948 in amount of miscellaneous expenses liquidated, $1,833,752.50 valued at market in consideration of acquisitions
(d) The registrant relies upon Section 4(2) of the Securities Act of 1933, as amended, in that the offering did not involve a public offering.

Fifth Offering:
(a) Date of the offering-September 1999 Securities sold-Series A Zero Coupon Preferred Stock and Common Stock Amount-169,904 shares of preferred stock and 306,000 of Common Stock
(b) Issued for cash to a private investment partnership which is an accredited investor
(c) $50,000 sold for cash and approximately $3,500 valued at market as a contractual penalty for late filing of this registration statement
(d) The registrant relies upon Section 4(2) of the Securities Act of 1933, as amended, in that the offering did not involve a public offering.

Sixth Offering:
(a)  Date of the offering- January 28 to February 8, 2000
      Securities sold- Common Stock
      Amount- 12,511,074 shares
(b) Sold for cash to twenty-six accredited investors; issued in payment to two trade creditors; issued in settlement of claims by three former employees; and; issued upon exercise of options by two directors for (i) offset against accrued salary and (ii) offset against accrued professional fees pay.
(c) $405,050 sold for cash; $51,000 in payment of creditors; $87,377 in settlement of claims by former employees; and, $351,547 in offset against accrued salary and professional fees, with a market value at time of exercise of $0.20.
(d) The registrant relies upon Section 4(2) of the Securities Act of 1933, as amended, in that the offering did not involve a public offering.

Item 27. Exhibits. Sequential Page Number
3.1a  Articles of Incorporation, as amended through April 1999n/a
3.1b Articles of Amendment filed May 1999 [insert]
3.2  By-Laws*n/a
5    Opinion re: legality [insert]
10.1 Stock Exchange Agreement for Americomp Computer, Inc. [insert]
23.1  Consent of counsel  (included in Exhibit 5) [insert]
23.2  Consent of independent public accountant [insert]
*Filed as Exhibits to Registration Statement on Form SB-2,
 Commission File No. 333-34283

Item 28. Undertakings.
The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Tampa, State of Florida on February 8, 2000.
Chronicle Communications, Inc.
By: /s/ John V. Whitman, Jr.
President and Chief Executive Officer
In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.
Signature                Capacity in which signed:          Date signed:

/s/ David E. Salmon    Director, Chief Operating Officer     February 8, 2000
David E. Salmon

/s/ Jackson L. Morris    Director and Secretary              February 8, 2000
Jackson L. Morris

/s/ John V. Whitman, Jr. Director, President                 February 8, 2000
John V. Whitman, Jr.     Principal Executive Officer


EXHIBIT 3.1

RESTATED AND AMENDED ARTICLES OF INCORPORATION OF
CHRONICLE COMMUNICATIONS, INC.

The undersigned, being the President of Chronicle Communications, Inc., a Georgia corporation, does hereby certify to the Secretary of State of Georgia, Department of Corporation, the within Restated and Amended Articles of Incorporation of the Corporation, as follows:

ARTICLE I - NAME AND ADDRESS

Section 1.  The name of the Corporation shall be Chronicle Communications,
Inc.

ARTICLE II - DURATION

Section 1.  The Corporation shall have perpetual existence.

ARTICLE III - PURPOSE AND POWERS

Section 1. The Corporation is formed for the purpose of engaging in any lawful activity or business for which corporations may be incorporated under the laws of the State of Georgia.

Section 2. The Corporation may exercise all powers, rights and privileges conferred on corporations pursuant to the laws of the State of Georgia.

ARTICLE IV - CAPITAL STOCK

The Corporation shall be authorized to issue capital stock, as follows:

(a) One hundred million (100,000,000) shares of common stock, all of one class, having a par value of $.001 per share; and

(b) One hundred sixty-nine thousand nine hundred four shares of Series A Zero Coupon Preferred Stock the Corporation, each share having a par value of $.10 and a redemption value of $.175233661 per share, being convertible into one share of the Corporation's common stock at the election of the holder and not being entitled to payment of a dividend; provided, that, the conditions to demand for redemption and election of conversion being subject to negotiation and agreement between the Corporation and the purchaser of the such preferred stock.

ARTICLE V - BOARD OF DIRECTORS

Section 1. The business and affairs of the Corporation shall be managed by a Board of Directors, the members of which shall be hereinafter referred to as Directors.

Section 2. The number of Directors shall be as provided in the Bylaws of the Corporation, but shall not be less than three (3).

Section 3. Directors shall be elected and hold office as provided in the Bylaws.

ARTICLE VI - BYLAWS

Section 1. The Board of Directors shall adopt Bylaws for the Corporation at a meeting of the Board of Directors following the filing of these Articles of Incorporation.

Section 2. The power to adopt, alter, amend or repeal the Bylaws of the Corporation may be exercised by the Board of Directors or the stockholders in accordance with the provisions of the Bylaws.

Section 3. Any Bylaws adopted by the Board of Directors or the stockholders may be altered, amended or repealed by the other group; provided, however, that any Bylaw adopted by the stockholders may provide that it shall be altered, amended, or repealed only by the stockholders.

IN WITNESS WHEREOF, for the purpose of restating and amending the Articles of Incorporation, as amended, of the Corporation under the laws of the State of Georgia, the undersigned, John V. Whitman, Jr., President of Chronicle Communications, Inc., has executed the within Restated and Amended Articles of Incorporation this January 5, 2000 and caused said Articles to be filed in the office of the Secretary of State for the State of Georgia.

[CORPORATE SEAL]    Chronicle Communications, Inc.

Attest:
                                    By: _________________________
                                   John V. Whitman, Jr., President
_________________________
Jackson L. Morris, Secretary



CERTIFICATE

The undersigned, John V. Whitman, Jr., President of Chronicle Communications, Inc., a Georgia corporation, does hereby certify to the Secretary of State of Georgia,Department of Corporation, as follows:

(a) This Certificate is filed with respect to and accompanies Restated and Amended Articles of Incorporation of Chronicle Communications, Inc., a Georgia corporation, executed January 5, 2000, as required by O.C.G. 14-2-1007(d); and

(b) The Restated and Amended to the Articles of Incorporation were duly approved and adopted on January 5, 2000 by an action by written consent by of a majority of the issued and outstanding shares of common stock, there being no other class of stock authorized or entitled to vote thereon as either a single or a separate voting group, as required by O.C.G. 14-2-1006, pursuant to approval by the board of directors and recommendation of the within amendment to the stockholders for approval, on January 5, 2000, by an action by written consent.

IN WITNESS WHEREOF, the undersigned, John V. Whitman, Jr., President of Chronicle Communications, Inc., has executed this Certificate, for the purposes stated herein, this January 5, 2000.

[CORPORATE SEAL]                      Chronicle Communications, Inc.

Attest:
                                      By: _________________________
                                       John V. Whitman, Jr., President
_________________________
Jackson L. Morris, Secretary

EXHIBIT 3.2

ARTICLES OF MERGER
Merger of Parent into a Wholly Owned Subsidiary

Pursuant to the provisions of 607.1104, Fla. Stat., the Florida Business Corporation Act, and O.C.G. 14-2-1104, the Georgia Business Corporation Code, Chronicle Communications, Inc., a Georgia corporation, (the "Parent Company") which is the owner of all the issued and outstanding common stock of Chronicle Communications, Inc., a Florida corporation, ( the "Subsidiary Company), being the only equity securities of the Subsidiary Company issued, outstanding and entitled to vote on the merger provided herein, has, by action of its Board of Directors taken and approved on February 1, 2000, adopted the following Plan of Merger:

1. The name of the parent corporation is Chronicle Communications, Inc., a Georgia corporation, and the name of the subsidiary corporation is Chronicle Communications, Inc., a Florida corporation.

2. The Parent Company shall be merged into the Subsidiary Company and the Subsidiary Company, a Florida corporation, shall be the surviving corporation. The sole purpose of the merger hereby effected is to change the state of incorporation of the Parent Company to Florida from Georgia.

3. The Articles of Incorporation of the surviving corporation shall be the Articles of Incorporation of the Subsidiary Company.

4. The Articles of Incorporation of the Subsidiary Company are identical in substance to the Restated and Amended Articles of Incorporation of the Parent Company, excepting only such information identifying the initial registered agent and registered office of the Subsidiary Company as is required to be included therein under Florida Business Corporation Act.

5. The each share of the Parent Company's issued and outstanding common stock and Series A Zero Coupon Preferred Stock shall become and be automatically converted into the corresponding share of the Subsidiary Company, as the surviving corporation, without the requirement that any certificate representing such shares be tendered for reissue.

6. The Parent Company, being the owner of all the issued and outstanding equity securities of the Subsidiary Company and there being no other stockholder of the Subsidiary Company, is the only person entitled to vote on and it has voted for approval of the merger.

5. The holders of record of the Parent Company's common stock and Series A Zero Coupon Preferred Stock are the only persons entitled to receive notice of the merger by mailing.

6. The Bylaws of the Parent Company shall be the Bylaws of the surviving corporation.

IN WITNESS WHEREOF, the undersigned, John V. Whitman, Jr., Chairman of the Board both of the Parent Company and of Subsidiary Company has executed the within Articles of Amendment this 1st day of February, 2000, on behalf of all said corporations, and caused said Articles to be filed in the office of the Secretaries of State for the States of Florida and of Georgia, effective upon the filing thereof.

(CORPORATE SEAL)

ATTEST:
Chronicle Communications, Inc.
a Georgia corporation

By:  ___________________________
Secretary  John V. Whitman, Jr.


(CORPORATE SEAL)

ATTEST:
Chronicle Communications, Inc.
a Florida corporation


By:  ___________________________
Secretary-John V. Whitman, Jr.

EXHIBIT 3.3

ARTICLES OF INCORPORATION OF
CHRONICLE COMMUNICATIONS, INC.

The undersigned, for the purpose of forming a corporation under the provisions of Chapter 607, Fla. Stat., the Florida Business Corporation Act, hereby states the following:

ARTICLE I - NAME AND ADDRESS

Section 1.  The name of the Corporation shall be Chronicle Communications,
Inc.

Section 2. The principal office and the initial mailing address of the Corporation shall be 3910 Riga Boulevard, Tampa, Florida 33619-1344.

ARTICLE II - DURATION

The Corporation shall have perpetual existence.

ARTICLE III - PURPOSE AND POWERS

Section 1. The Corporation is formed for the purpose of engaging in any lawful activity or business for which corporations may be incorporated under the laws of the State of Florida.

Section 2. The Corporation may exercise all powers, rights and privileges conferred on corporations pursuant to the laws of the State of Florida.

ARTICLE IV - CAPITAL STOCK

The Corporation shall be authorized to issue capital stock, as follows:

(a) One hundred million (100,000,000) shares of common stock, all of one class, having a par value of $.001 per share; and

(b) One hundred sixty-nine thousand nine hundred four (169,904) shares of Series A Zero Coupon Preferred Stock the Corporation, each share having a par value of $.10 and a redemption value of $.175233661 per share, being convertible into one share of the Corporation's common stock at the election of the holder and not being entitled to payment of a dividend; provided, that, the conditions to demand for redemption and election of conversion being subject to negotiation and agreement between the Corporation and the purchaser of the such preferred stock.

ARTICLE V - BOARD OF DIRECTORS

Section 1. The business and affairs of the Corporation shall be managed by a Board of Directors, the members of which shall be hereinafter referred to as Directors.

Section 2. The number of Directors shall be as provided in the Bylaws of the Corporation, but shall not be less than three (3).

Section 3. Directors shall be elected and hold office as provided in the Bylaws.

ARTICLE VI - BYLAWS

Section 1. The Board of Directors shall adopt Bylaws for the Corporation at a meeting of the Board of Directors following the filing of these Articles of Incorporation.

Section 2. The power to adopt, alter, amend or repeal the Bylaws of the Corporation may be exercised by the Board of Directors or the stockholders in accordance with the provisions of the Bylaws.

Section 3. Any Bylaws adopted by the Board of Directors or the stockholders may be altered, amended or repealed by the other group; provided, however, that any Bylaw adopted by the stockholders may provide that it shall be altered, amended, or repealed only by the stockholders.
ARTICLE VII - REGISTERED OFFICE AND AGENT

Section 1. The street address of the initial registered office of the Corporation shall be 3910 Riga Boulevard, Tampa, Florida 33619-1344.

Section 2. The name of the initial registered agent of the Corporation located at said address shall be John V. Whitman, Jr.

ARTICLE VIII - INCORPORATOR

The name and address of the incorporator is John V. Whitman, Jr., 3910 Riga Boulevard, Tampa, Florida 33619-1344.

IN WITNESS WHEREOF, for the purpose of forming a corporation under the laws of the State of Florida, the undersigned executed these Articles of Incorporation on January 28, 2000.

____________________________
John V. Whitman, Jr.

ACCEPTANCE BY REGISTERED AGENT

I hereby accept to act as initial Registered Agent for Chronicle
Communications, Inc., as stated in these Articles of Incorporation.

_______________________________
John V. Whitman, Jr.

EXHIBIT 5:  OPINION RE: LEGALITY

JACKSON L. MORRIS
ATTORNEY AT LAW
3116 West North A Street
Tampa, Florida 33609-1544
February 8, 1999
By Certified First Class U.S. Mail and Telephone Facsimile
Board of Directors
Chronicle Communications, Inc.
Tampa, Florida
Re:  Registration Statement on Form SB-2
Gentlemen:
I am general counsel for and a director and corporate secretary of Chronicle Communications, Inc., a Georgia corporation, (the "Company"). I have been asked to provide an opinion letter in connection with the registration under the Securities Act of 1933, as amended, (the "Act") on Form SB-2 ("Registration Statement") for the offer and sale of up to 13,481,524 shares of the Company's common stock, no par value per share which are currently issued, outstanding and owned by stockholders of the Company ("Stockholders' Shares") and 40,000,000 shares of the Company's common stock, no par value per share which are to be offered and sold by the Company ("Company Shares"). Based upon my review of the Company's Restated and Amended Articles of Incorporation, appropriate records of proceedings of the Company's board of directors, subscription documents and the Company's audited balance sheet for the year ended September 30, 1999 and and such additional records as I deem appropriate, it is my opinion that: The Stockholders' Shares included in the Registration Statement are legally authorized, duly and validly issued, fully paid and non-assessable; and, The Company Shares included in the Registration Statement are legally authorized and, upon issuance and delivery against payment or receipt of consideration therefor, will be duly and validly issued, fully paid and non-assessable.
I hereby consent to the use of this opinion as an exhibit to the Registration Statement and the reference to me therein under the caption "Interest of Counsel."
Very truly yours

Jackson L. Morris
/s/ Jackson L. Morris


EXHIBIT 23.1:  CONSENT OF COUNSEL

Included in Exhibit 5

EXHIBIT 23.2   CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated December 20,2000, relating to the September 30, 1998 and 1999 consolidated financial statements of Chronicle Communications, Inc. and to the reference to our firm under the caption "Experts" in the Prospectus.


/s/ W. Andrew Mueller
W. Andrew Mueller, C.P.A.
Bella, Hermida, Gillman, Hancock & Mueller
Plant City, Florida
February 8, 2000